MASTER SERVICES AGREEMENT
dated as of October 16, 2006,
between
AFFIRMATIVE INSURANCE HOLDINGS, INC.
and
ACCENTURE LLP

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
1.1 Definitions	1

ARTICLE II AGREEMENT TERM; RENEWAL	1
2.1 Agreement Term	1
2.2 Renewal	1

ARTICLE III AGREEMENT STRUCTURE	1
3.1 Services Agreements	1

ARTICLE IV SERVICES	2
4.1 Overview	2
4.2 New Services; Primary Supplier	2
4.3 Ongoing Cooperation; Planning	3
4.4 Reliance on Instructions	3
4.5 Client Service Responsibilities	3
4.6 Disaster Recovery	4
4.7 Excused Obligations	4
4.8 Fundamental Assumptions	5

ARTICLE V PERFORMANCE METRICS	5
5.1 Service Levels	5

ARTICLE VI RESOURCES	6
6.1 Accenture-Managed Agreements	6
6.2 Client-Provided Components	7
6.3 Accenture Software	8
6.4 Additional Resources	8
6.5 Consents; Maintenance	9
6.6 Non-Transferred Client Property	11
6.7 Further Assurances	11

ARTICLE VII SERVICE LOCATIONS	11
7.1 Service Locations	11
7.2 Access to Client Service Locations and Items	11
7.3 Use of Client Service Locations	11
7.4 Client Service Location Policies	11
7.5 Relocation Resulting from Changes in Laws and Regulations	12
7.6 Control of Service Locations	12

ARTICLE VIII RELATIONSHIP GOVERNANCE	13
8.1 Accenture Services Agreement Executive	13
8.2 Client Services Agreement Executive	13
8.3 Establishment of Services Agreement Management Steering Committee	13

i

8.4 Key Management Positions	14
8.5 Reports	15
8.6 Meetings and Conference Calls	15
8.7 Relationships with Client Contractors	15
8.8 Accenture Subcontractors	15
8.9 Contract Change Control	16

ARTICLE IX HUMAN RESOURCE MATTERS	17
9.1 General Principles Regarding Accenture Personnel	17
9.2 Employee Problem-Solving	17
9.3 Limitations on Recruiting	18

ARTICLE X PRICE & PAYMENT	18
10.1 Service Charges	18
10.2 Reimbursement of Expenses	19
10.3 Pass-Through Expenses	19
10.4 [Reserved]	19
10.5 Cost of Living Adjustments	19
10.6 Currency	20
10.7 Invoices; Method of Payment; Finance Charges	20
10.8 Proration	21
10.9 Disputed Charges	21
10.10 Taxes	22

ARTICLE XI REPRESENTATIONS AND WARRANTIES	23
11.1 Accenture Representations and Warranties	23
11.2 Client Representations and Warranties	24
11.3 Disclaimer of Warranties	25

ARTICLE XII ADDITIONAL COVENANTS	26
12.1 Additional Covenants	26

ARTICLE XIII CONFIDENTIALITY; SAFEGUARDING OF DATA	26
13.1 Confidentiality	26
13.2 Client Data	28
13.3 Exclusions	29
13.4 Unauthorized Acts	29

ARTICLE XIV PROPRIETARY RIGHTS	30
14.1 Ownership of Client-Owned Software	30
14.2 Ownership of Accenture Software	30
14.3 Ownership of Work Product	30
14.4 Embedded Accenture Software	33
14.5 Proprietary Items	34
14.6 Critical Accenture Licensed Software	35
14.7 Knowledge Capital	35

ARTICLE XV INDEMNIFICATION	35
15.1 Indemnification by Accenture	35
15.2 Indemnification by Client	36
15.3 Infringement Indemnity	37
15.4 Indemnification Procedures	39

ARTICLE XVI LIMITATION OF LIABILITY AND RISK ALLOCATION	40
16.1 Limitation of Liability	40
16.2 Limitation on Category of Liability	41
16.3 Contractual Statute of Limitation	41
16.4 Recourse	41
16.5 Insurance	41
16.6 Allocation of Risks; Acknowledgements and Applicability of Limitations	42

ARTICLE XVII TERMINATION	42
17.1 Termination for Cause by Client	42
17.2 Termination for Cause by Accenture	43
17.3 Termination for Convenience	43
17.4 Termination for Divestiture	43
17.5 Termination for Insolvency	43
17.6 Termination Amounts	44
17.7 Survival of Provisions	44

ARTICLE XVIII DISPUTES	44
18.1 Informal Dispute Resolution	44
18.2 Arbitration	45
18.3 Exceptions to Dispute Resolution Procedure	47

ARTICLE XIX AUDIT RIGHTS	47
19.1 Operational Audits	47
19.2 Financial Audits	48
19.3 General Principles Regarding Audits	48
19.4 Audit Conferences	49

ARTICLE XX FORCE MAJEURE	49
20.1 Force Majeure Events	49

ARTICLE XXI MISCELLANEOUS	50
21.1 Client Affiliates	51
21.2 Injunctive Relief	51
21.3 Assignment	51
21.4 Cooperation; Consents	52
21.5 Compliance with Laws and Regulations	52
21.6 Relationship of Parties	52
21.7 Notice	52
21.8 Severability	53
21.9 No Third-Party Beneficiaries	53

21.10 Publicity	54
21.11 Amendment	54
21.12 Entire Agreement/Priority	54
21.13 Governing Law	54
21.14 Rules of Construction	54
21.15 Counterparts	55
21.16 Alliance Disclosure	55

          THIS MASTER SERVICES AGREEMENT (“Agreement”), dated as of October 16, 2006 (the “Effective Date”), is between Affirmative Insurance Holdings, Inc., a Delaware corporation (“Client”), and Accenture LLP, an Illinois general partnership registered as a limited liability partnership (“Accenture”). Accenture and Client may be referred to in this Agreement individually as a “Party” and together as the “Parties.” The use of the term “Accenture” herein shall not be construed as a requirement for, or evidence of, the presence of Accenture LLP in non-US location(s); and all such non-US Services shall be provided by the Accenture Affiliate(s) authorized to do business in such non-US location(s).
Background Statement
          This Agreement provides the terms and conditions under which Accenture will provide, and Client will purchase, certain specified services all as further set forth herein below.
          In consideration of the mutual covenants set forth below, the Parties, intending to be bound, agree as follows:
ARTICLE I
DEFINITIONS
1.1	Definitions. As used in this Agreement, the terms set forth in Appendix A will have the respective meanings set forth therein. Other terms used in this Agreement are defined in the context in which they are used and will have the meanings therein indicated. Additional terms may be defined in a Services Agreement (as defined below).
ARTICLE II
AGREEMENT TERM; RENEWAL
2.1	Agreement Term. The term of this Agreement will commence on the Effective Date. Unless earlier terminated in accordance with the terms of this Agreement, the term of this Agreement will continue until the later of (a) the ten-year anniversary of the Effective Date or (b) the expiration or termination of all applicable Services Agreements hereunder (as further defined below and in Appendix A).

2.2	Renewal. The term of this Agreement will be renewed automatically on the terms and conditions then in effect or such other terms and conditions as the Parties otherwise agree, for successive one-year periods unless either Party gives written notice to the other Party, at least six months before the scheduled date of expiration of the initial term or three months before the expiration of any renewal term, that the term of this Agreement will not be so extended. The initial term of this Agreement, together with any such renewal terms, is referred to herein as the “Agreement Term.”

ARTICLE III
AGREEMENT STRUCTURE
3.1	Services Agreements. Accenture and Client shall execute one or more Services Agreements which shall set forth in detail a specific scope of Services to be provided by Accenture to Client. Each such Services Agreement shall be subject to and governed by the terms and conditions of this Agreement, and is incorporated herein by this reference. Each Services Agreement shall be separate and distinct from every other Services Agreement hereunder, and the terms and conditions contained in one Services Agreement shall be applicable only to such Services Agreement and not to any other Services Agreement. Termination or expiration of a Services Agreement shall not impact the term of any other Services Agreement.

In addition to the specific scope of Services, each Services Agreements shall set forth, as applicable, the term of such Services Agreement (“Services Agreement Term”), services commencement date, Services, responsibilities, resources, pricing, service levels and other applicable terms and conditions.
ARTICLE IV
SERVICES
4.1	Overview. During the Agreement Term and as specifically set forth in a Services Agreement, Accenture may provide to Client, and Client may obtain from Accenture, one or more of the following Services, each of which is generally described below: (a) Transition Services, (b) Base Services and/or (c) Termination Assistance Services (collectively, the “Services”). All Services shall be provided to Client only for supporting its US customers/clients/policy holders/providers; such Services shall not be provided in support of (nor be used for) any Client’s non-US customer/client/policyholder/provider.
(a)	Transition Services. Transition Services are those services as may be required under an applicable Services Agreement to transition the responsibilities for the service functions being performed by Client to Accenture. Transition Services, if any, to be provided by Accenture in relation to a particular engagement shall be set forth in a Services Agreement.

(b)	Base Services. If applicable under a Services Agreement, Accenture will provide to Client, and Client will obtain from Accenture, the base services described in the applicable Services Agreement (the “Base Services”). The date any such Base Services commence under a Services Agreement shall be the “Base Services Commencement Date”. Such Base Services may include business process outsource (“BPO”) Services, application development and maintenance (“ADM”) Services, infrastructure outsourcing Services, transformational outsourcing services, consulting Services and/or systems integration (“SI”) Services, as more specifically defined in the applicable Services Agreement(s), or other mutually agreed to Services.

(c)	Termination Assistance Services. If applicable under a Services Agreement, Accenture will provide to Client, and Client will obtain from Accenture, the Termination Assistance Services as described in such Services Agreement.
4.2	New Services; Primary Supplier.
(a)	Client may request Accenture to provide services that are outside the scope of the then-current Services being provided under a Services Agreement that require resources for which there is no current resource baseline or charging methodology (“New Services”). For the avoidance of doubt, increased volumes of Services under a Services Agreement due to an acquisition shall not be considered New Services. The Parties shall use the Change Control Process to address any other services provided in connection with such acquisition that meet the definition of “New Services”. Any agreement of the Parties with respect to such New Services will be separately specified in an amendment to the applicable Services Agreement or a new Services Agreement.

(b)	To the extent applicable to the scope of any New Services, the Parties shall use the Accenture rate cards attached as Appendix B to this Agreement, as such rate cards may be adjusted by Accenture annually pursuant to Section 10.5.

(c)	Client will make a reasonable good faith attempt to notify Accenture of all future opportunities to provide outsourcing services to Client or its Affiliates (a “Covered Opportunity”); to the extent that Client is reasonably aware that such opportunities fall within the known capabilities of Accenture. Client will cooperate in good faith with Accenture with respect to pursuing such Covered Opportunity. Client will notify Accenture in writing promptly upon awarding any such Covered Opportunity to another provider and address any impact on the Services through the Change Control Process set forth in Section 8.9.

(d)	In addition, (i) Accenture may be included as part of Client’s overall business process and information technology planning and (ii) Accenture will be permitted to propose on new business process and information technology efforts for Client and its Affiliates.
4.3	Ongoing Cooperation; Planning. Client and Accenture will cooperate in planning and implementing the Services and changes thereto in an efficient, cost-effective and commercially reasonable manner.
4.4	Reliance on Instructions. In performing its obligations under this Agreement (including all Services Agreements), Accenture will be entitled to reasonably rely upon any routine instructions, authorizations, approvals or other information provided to Accenture by the Client Services Agreement Executive or, as to areas of competency specifically identified by the Client Services Agreement Executive, by any other Client personnel identified by the Client Services Agreement Executive, from time to time, as having authority to provide the same on behalf of Client in such person’s area of competency.

4.5	Client Service Responsibilities. In addition to the obligations specified elsewhere in this Agreement, during the Agreement Term and applicable Services Agreement Term and in connection with Accenture’s performance of its obligations hereunder (including the applicable Services Agreement), Client will, at its own cost and expense, have the obligations, and retain the responsibilities, described in the applicable Services Agreement (the “Client Service Responsibilities”). Client will perform such Client Service Responsibilities as applicable under each such Services Agreement and acknowledges that Accenture’s performance is dependent on Client’s timely and effective performance of such applicable Client Service Responsibilities, and reasonably related time-sensitive decisions and approvals. Client will be responsible for its operation and use of the Services and for substantiating that each scope of Services as set forth in a Services Agreement meets Client’s requirements.
4.6	Disaster Recovery. Except as set forth in a Services Agreement, Accenture has no responsibility for Client’s business continuity planning or disaster recovery.
4.7	Excused Obligations. Accenture’s failure to perform its obligations under this Agreement will be excused and will not be included in any calculation of Service Level Credits under applicable Services Agreements, in each case to the extent such failure is related to or caused by any of the following:
(a)	Any breach of this Agreement by Client or other failure of Client or Client’s employees, agents, Client’s Contractors (as defined in Section 8.7) or third parties to perform its obligations under this Agreement (including the applicable Services Agreement(s));

(b)	Infringements of third-party Intellectual Property Rights by Client or Client’s employees, agents, Client’s Contractors (as defined in Section 8.7) or other third-party service providers – to the extent that such infringements are not directly caused by the services provided by or products embedded into the Deliverables by Accenture;

(c)	Violations of law by Client or Client’s employees, agents, Client’s Contractors (as defined in Section 8.7) or third parties;

(d)	Service or resource reductions or other special Service deployment or performance requirements requested as a result of Client’s change in business strategy, business operations or priorities which are given priority as requested or approved by Client and agreed to by the Parties in accordance with the Change Control Process set forth in Section 8.9 – to the extent that such service or resource reductions have not been mutually agreed upon by the Parties through the Change Control Process;

(e)	Implementation of a disaster recovery plan in response to a disaster in so much as the performance of such obligations is not within the scope of a Services Agreement, and to the extent that such disaster recovery is not necessitated by the fault or negligence of Accenture to undertake reasonable protective measures;

(f)	The applicability of any other provision of this Agreement or a Services Agreement that provides for relief from Service Level Credits in accordance with such provision;

(g)	Any significant increase in processing volumes or business resulting from the acquisition or indirectly, of assets or stock of another entity by Client, whether by merger or otherwise, unless agreed to by the Parties in accordance with the Change Control Process set forth in Section 8.9;

(h)	Any material system or software changes introduced by Client without formal agreement by Accenture into any of the systems or services used to provide Services by Accenture hereunder, or failure by Client to maintain Client-Provided Components (as defined in Section 6.2) at then-current generally supported levels (as determined by the original manufacturer); or

(i)	Any matter constituting Force Majeure, as provided in ARTICLE 20 of the Agreement.
4.8	Fundamental Assumptions. The Parties acknowledge that the Services, Service Levels, schedules, Service Charges and related items to be provided under the Services Agreements are dependent upon the accuracy of the information provided by the Client and fundamental assumptions set out in each Services Agreement. As a result, during the period of time beginning on the applicable Services Agreement Effective Date and ending on the one-year anniversary thereof, Accenture and Client will cooperate with each other, and Client will provide to Accenture such documents, reports and other information as is reasonably necessary or desirable for Accenture to verify the information received from the Client and items on such Services Agreement. If Accenture reasonably determines as a result of such review that any of such information or fundamental assumption is inaccurate or incomplete, in any material respect (an “Adjustment Event”), Accenture will inform Client as to its estimates of the impact of the Adjustment Event on Accenture’s ability to provide the Services in accordance with the terms of the applicable Services Agreement (whether positive or negative). In such event, the Parties will seek to establish mutually acceptable alternative arrangements and to make any appropriate adjustments to their respective obligations under this Agreement and the applicable Services Agreement (including the charges payable to Accenture) through the execution of a Change Response pursuant to Section 8.9. Any such adjustment will be made only to the extent necessary to reflect the impact of the Adjustment Event. If the Parties are unable to reach agreement on remediation within thirty (30) days after the Client has been notified of the Adjustment Event, Accenture will have the right to invoke the dispute escalation procedures specified in ARTICLE XVIII.
ARTICLE V
PERFORMANCE METRICS
5.1	Service Levels.

(a)	General. Each Services Agreement may set forth certain metrics that will be used to measure Accenture’s performance of the Services under such Services Agreement (“Service Levels”). If the Services provided pursuant to a Services Agreement are changed, modified or enhanced, the Parties will review the Service Levels then in effect and will in good faith determine whether such Service Levels should be adjusted and whether additional Service Levels should be implemented. During any Burn-In Period (as defined in the applicable Services Agreement), Accenture shall be excused for any failure to meet the Service Levels applicable to such Burn-In Period and any related obligations thereto (including, without limitation, the obligation to pay Service Level Credits).

(b)	Measurement and Monitoring Tools. Accenture will implement its measurement and monitoring tools and procedures to measure and monitor Accenture’s performance against the applicable Service Levels as set forth in the Services Agreement. Such measurement and monitoring may be subject to audit by Client upon reasonable request and subject to the audit provisions of this Agreement. Upon Client’s request from time to time, Accenture will provide Client with information and access to such tools and procedures for purposes of verification.

(c)	Quality Assurance. Accenture will provide and implement the quality assurance procedures that are reasonably necessary for the Services to be provided in accordance with the Service Levels. Such procedures may include checkpoint reviews, testing, acceptance and other procedures for Client to monitor the quality of Accenture’s performance.
ARTICLE VI
RESOURCES
6.1	Accenture-Managed Agreements.
(a)	To the extent Base Services are provided under a Services Agreement, commencing on the Base Services Commencement Date, Accenture will manage, administer and maintain, on a Pass-Through Expense (as defined in Section 10.3) basis, the lease, license, maintenance, service and other third-party agreements to be retained by Client and which are identified in such Services Agreement (collectively, the “Accenture-Managed Agreements”). Client shall, to the extent available, provide Accenture with complete and accurate copies of such agreements and all associated modifications. To the extent complete and accurate copies are not available, Client shall provide in writing as much information regarding such agreements as Client is able, and Accenture shall not be responsible for any failures to comply with the terms and conditions of any such agreements if such failures arise due to errors or omissions in the written description provided by Client. This Agreement and the applicable Services Agreement does not and shall not effect an assignment of the Accenture-Managed Agreements to Accenture and Client will continue to be liable for any and all obligations under an Accenture-Managed Agreement except as provided in this Section 6.1.
(b)	If Accenture determines that it is able to negotiate arrangements with any third-party vendor that will enable Accenture to use alternative software, equipment or services to provide the Services in accordance with Service Levels at a lower cost than maintaining a separate Accenture-Managed Agreement solely for Client’s use, Accenture will notify Client of the potential for budget or performance improvements. At its option, Client may request Accenture to pursue such alternative arrangements for the applicable Accenture-Managed Agreement. The Parties will cooperate and use commercially reasonable efforts to reduce Client’s financial responsibility under any Accenture-Managed Agreements.

(c)	Each of the Parties will abide by, and will not breach, the terms of any Accenture-Managed Agreement and will cooperate with each other to prevent or stay any such breach. With Client’s approval, Accenture will, to the extent permitted by the Accenture-Managed Agreements, modify, terminate or cancel any such Accenture-Managed Agreements. Accenture will provide Client with notice of any renewal, termination or cancellation dates and fees in respect of the Accenture-Managed Agreements. Client will be responsible for any Client-approved modification, termination or cancellation fees or charges imposed in connection with such Accenture-Managed Agreements. To the extent permitted pursuant to the Accenture-Managed Agreements, Client hereby appoints Accenture (or its applicable subcontractors) as Client’s sole, limited purpose agent for the matters pertaining to the Accenture-Managed Agreements addressed in this Section 6.1.

(d)	Each Party will promptly inform the other of any breach of, misuse or fraud in connection with any Accenture-Managed Agreements and any Client retained assets to which they pertain and will cooperate with each other to prevent or stay any such breach, misuse or fraud.

(e)	Client will be financially and administratively responsible for obtaining any Consents required to enable Accenture and its applicable subcontractors to administer the Accenture-Managed Agreements and access, use, copy, modify and enhance the relevant assets to the extent necessary for Accenture’s performance under this Agreement.
6.2	Client-Provided Components.
(a)	In performance of Services under a Services Agreement, Client may provide and Accenture may require use of certain Hardware owned by Client (the “Client-Owned Hardware”) and/or leased by Client (the “Client-Leased Hardware”) (collectively “Client-Provided Hardware”), and/or of certain Software owned by Client (the “Client-Owned Software”) and/or licensed by Client (“Client Licensed Software”) (collectively “Client-Provided Software”) (all collectively referred to as “Client-Provided Components”). The term “Client-Provided Software” shall include software, tools, data, databases and methodologies, together with related documentation. As between the Parties, Client will be the sole and exclusive owner of the Client-Provided Components. Except as otherwise specifically set forth in a Services Agreement, for all such Client Provided Components, Client (i) shall retain all financial, administrative, operational and maintenance responsibility, including with respect to Client-Provided Software, upgrades necessary to correct defects (ii) shall obtain all Consents (and pay any resulting fees) required for Accenture (and applicable Accenture subcontractors) to access, use, perform, copy, modify, and enhance the Client-Provided Components in such form and on such media as Accenture may reasonably request, together with appropriate documentation, in each case to the extent necessary for Accenture’s performance under the applicable Services Agreement. Accenture and its applicable subcontractors will use such Client-Provided Components, at no cost to Accenture, (i) solely for purposes of the applicable Services Agreement, (ii) solely during the Services Agreement Term, and (iii) in compliance with any applicable use restrictions that are identified in writing to Accenture. In case of Client-Provided Hardware the Client may change, upgrade or otherwise modify the Client-Owned Hardware and the Client-Leased Hardware without Accenture’s prior approval, provided that such changes, upgrades or modifications do not, in the aggregate, materially increase Accenture’s cost and expenses or affect other aspects of delivery of the Services. Any such change, upgrade or modification of the Client-Owned Hardware or the Client-Leased Hardware that, in the aggregate, materially increases Accenture’s cost and expenses will be subject to the operation of Section 8.9.

(b)	For Client-Provided Hardware in Accenture’s custody and care at Accenture Service Locations, Accenture shall maintain insurance polices against the loss, damage or destruction (ordinary wear and tear, and loss, damage or destruction caused by Client excepted) of such Client-Provided Hardware in amounts sufficient to replace such Client-Provided Hardware; provided, however, that any payments made by Accenture to Client under such insurance policies in respect of any loss, damage or destruction to Client-Provided Hardware shall be reduced by the amount of any recovery by Client under any insurance policy covering the applicable Client-Provided Hardware. Client shall be named as a loss payee as its interest may appear on the Accenture property insurance policy for Client-Provided Hardware in Accenture’s custody and care at Accenture Service Locations.
6.3	Accenture Software. Any software, tools, databases, data or methodologies that are (i) owned by Accenture or Accenture Affiliates before the Effective Date or acquired by Accenture after the Effective Date, (ii) developed by Accenture or Accenture Affiliates other than pursuant to this Agreement or any other agreement with Client, or (iii) licensed by Accenture or Accenture Affiliates from a third party, including any such items used by Accenture or Accenture Affiliates to provide the Services to Client, are collectively referred to herein as the “Accenture Software.” As between the Parties, Accenture will be the sole and exclusive owner of the Accenture Software. Accenture (i)

shall retain financial, maintenance, operational and administrative responsibility, and (ii) obtain any Consents required to provide the Services using the Accenture Software. With respect to Client’s access and use of any Accenture Software, Client will comply with any applicable use restrictions that are identified in writing to, and acknowledged by, Client. Client will establish an access control procedure to limit Client’s access and use accordingly.

6.4	Additional Resources. Except as otherwise may be set forth in an applicable Services Agreement and subject to Section 4.8, if Accenture reasonably believes that any additional resources, whether in the form of equipment, software or otherwise, are required by Accenture to meet its obligations during the term of the applicable Services Agreement, whether in addition to or in replacement of any then existing hardware or software, Accenture will inform Client as promptly as practicable. Client and Accenture will discuss in good faith such requirements and, if the Parties agree, will prepare a Change Analysis pursuant to Section 8.9. If the Parties are unable to agree on any changes pursuant to Section 8.9, either Party may commence proceedings under ARTICLE XVIII.

6.5	Consents; Maintenance. The following provisions apply when this Agreement (including any Services Agreement) imposes upon a Party the responsibility to obtain any Consent:
(a)	The Party administratively responsible for obtaining the Consent will use commercially reasonable efforts to obtain such Consent. The other Party will provide reasonable assistance to the responsible Party in obtaining such Consent. The Parties will cooperate to obtain such Consents in a cost effective and efficient manner.

(b)	When this Agreement (including any Services Agreement) provides that a Party will be financially responsible for obtaining any Consents, such responsibility will include (subject to paragraph (c) below) the payment of any required transfer, upgrade, access, license or similar fees or charges related thereto. If one Party is administratively responsible and the other Party is financially responsible, the financially responsible Party will promptly (but in no event later than 30 days after notification) reimburse the other Party for any of the foregoing fees or charges.

(c)	If any Consent cannot be obtained on a commercially reasonable basis, the Parties will (i) make any appropriate adjustments to their respective obligations under this Agreement, including, where necessary, relieving Accenture of any Service or Service Level obligations or adjusting the charges set forth in the applicable Services Agreement, all to the extent necessary due to a failure to obtain such Consents, and (ii) seek to establish mutually acceptable alternative arrangements so that the Parties may perform their respective obligations under the applicable Services Agreement by alternative means.

Accenture will identify for Client any applicable Accenture subcontractors that should be included within the scope of a Consent to be obtained by Client.

(d)	Each Party will establish and maintain appropriate third-party maintenance arrangements (or otherwise provide maintenance and support) for the maintenance of hardware and software for which it has maintenance responsibility under this Agreement. If a third-party maintenance vendor is unable or unwilling to bring the applicable hardware or software into substantial conformance with its specifications, the Parties will cooperate to modify any impacted business process and this Agreement or the applicable Services Agreement (including affected Service Levels) to the extent necessary to minimize the impact of the problem caused by such nonconformance.

(e)	With respect to hardware and third-party software for which a Party has financial responsibility under this Agreement:
(i)	The Party will be responsible for the costs of and decisions to upgrade and refresh such hardware and third-party software. In consultation with the other, each Party may defer upgrading or refreshing any such hardware or software to the extent it has reasonable concerns regarding the stability of such hardware or software or whether the use of such equipment hardware or software will impair the ability of Accenture to meet the Service Levels. Accenture will not be responsible for any upgrade, modification or enhancement of any out-of-scope equipment or software required by any refresh of in-scope hardware or software performed by Accenture.

(ii)	The objective of the Parties over time is to maintain in-scope software at releases that are no older than “N-1.” However, the Parties recognize that Client’s historical practices have not always maintained such software at “N-1” release levels in the past. The Parties will cooperate to assess the impact, including the economic impact, of maintaining such “N-1” upgrades on each in-scope software product. Among the factors that the Parties will take into account will be licensing concerns, the impact of regression testing and actual Service requirements.

(iii)	If Client elects to maintain software under this Agreement at release levels that are not then generally supported by the applicable third-party vendor, then Accenture will not be responsible for any failure to meet a Service Level if and to the extent that such failure arises because such software is not supported by the third-party vendor. Subject to the operation of Section 8.9, Accenture will use commercially reasonable efforts to maintain such software at multiple release levels.

(iv)	The Parties acknowledge that certain third-party software used in connection with or provided as a part of the Services is not subject to maintenance agreements or upgrades to new versions, but is maintained through use of source code previously purchased or licensed from third parties. In such cases, Sections 6.5(e)(ii) through (iv) will not apply even if newer versions of the software are available and/or the version is no longer supported.
(f)	With respect to any hardware and third-party software that Client has financial and administrative responsibility under this Agreement, and that Client has requested Accenture to manage, integrate or update, but for which Client has not given Accenture permission to replace; Client will retain responsibility for maintenance of such hardware or software, as performed by third parties, on a Pass-Through Expenses basis and will bear the cost of replacing such equipment or software.
6.6	Non-Transferred Client Property. No interest or obligation is conferred upon Accenture under this Agreement regarding Client’s property beyond the limited right to use such property for purposes of the applicable Services Agreement. All such property remains in the care, custody and control of Client, except to the extent provided in a Services Agreement.

6.7	Further Assurances. Accenture and Client agree to execute and deliver such other instruments and documents as either Party reasonably requests to evidence or effect the transactions contemplated by this ARTICLE VI.
ARTICLE VII
SERVICE LOCATIONS
7.1	Service Locations. The Services will initially be provided at the Client Service Locations and the Accenture Service Locations identified in the applicable Services Agreement. Notwithstanding anything set forth in the applicable Services Agreement, upon reasonable notice to Client, Accenture may change Accenture Service Locations without Client approval provided such change does not detrimentally impact the obligations of Accenture or Service Charges under this Agreement; provided, however, that no physical asset belonging to Client shall be moved without Client’s prior written approval.

7.2	Access to Client Service Locations and Items. During each Services Agreement Term, at no cost to Accenture and to the extent necessary for Accenture to provide the Services under such applicable Services Agreement, Client will provide Accenture with (a) access to the Client Service Locations identified in such Services Agreement twenty-four (24) hours a day, seven (7) days a week or as set forth in such Services Agreement, (b) suitable office space in Client’s principal facility and at other mutually designated Client facilities, and (c) the following services and other items at each such Client facility, all on a mutually agreed basis: (i) desks, storage, furniture and other normal office equipment support; (ii) adequate computer resources; (iii) photocopying facilities; (iv) telephone and facsimile equipment and services (including voice mail services); (v) stationery (excluding Accenture specific items); (vi) postal and courier services; (vii) archiving facilities; (viii) secretarial support and word processing; (ix) general office supplies; (x) security and janitorial support; (xi) parking; and (xii) such other items, services and resources as the Parties may agree are reasonably necessary for Accenture to perform its obligations under this Agreement (collectively, “Client Service Location Items”). Accenture may terminate its receipt of any Client Service Location Items by giving Client at least 30 days’ prior written notice.

7.3	Use of Client Service Locations. Unless otherwise approved by Client, Accenture may use the Client Service Locations and the Client Service Location Items only in connection with the provision of Services to Client and not for the provision of services to other clients or customers of Accenture.

7.4	Client Service Location Policies. When working at any Client Service Locations or other Client facilities, Accenture personnel will comply with Client’s standard workplace security, administrative, safety and other policies and procedures applicable to Client’s own employees. Client will provide Accenture with a copy of each such policy and procedure and will notify Accenture of any subsequent modifications or amendments thereto. If any such policies or procedures impose increased material costs or obligations on Accenture, Accenture will notify Client within two business days of receiving written notice of such policy or procedure, and Client and Accenture will initiate the Change Control Process pursuant to Section 8.9 in respect of the additional material costs or obligations; provided, however, that the Parties shall complete the Change Control Process (or escalate any disputes) for any Contract Changes proposed pursuant to this Section 7.4 within ten business days from Change Control Process initiation. If the Parties are unable to agree on any changes pursuant to Section 8.9, either Party may commence proceedings under ARTICLE XVIII. During the pendency of the Change Control Process in Section 8.9, and, if applicable, the dispute resolution process in ARTICLE XVIII, Accenture will comply with such new or modified policies or procedures, but Accenture shall be excused for any failure to meet the Service Levels and related obligation (including without limitation, the obligation to pay Service Level Credits) to the extent such failure is directly caused by Accenture’s efforts to comply with such policies.

7.5	Relocation Resulting from Changes in Laws and Regulations. The Parties acknowledge and agree that the Services may be provided offshore (i.e., outside the United States) to leverage the use of lower cost offshore resources and the applicable Service Charges as set forth in a Services Agreement may be based on the use of such lower cost resources. In the event any laws or regulations are promulgated, changed, amended or otherwise come into effect at any time during the Term (including any applicable Services Agreement Term) that impose taxes, tariffs, restrictions or limitations on, or prohibit, the offshore portion of the Services, in whole or part, then, Client will either (a) pay for the added expenses of performing the work offshore, or (b) work with Accenture to find a mutually agreeable alternative solution. If the parties are unable to agree to an alternative solution, then either Party may terminate the applicable Services Agreement(s), subject to payment of Termination Charges by Client as set forth in all applicable Services Agreement(s).

7.6	Control of Service Locations.

(a)	No interest or obligation of the Client Service Locations or Client Service Location Items is conferred upon Accenture beyond the limited right to use such Client Service Locations and Client Service Location Items for purposes of this Agreement. All such facilities and items will remain in the care, custody and control of Client.

(b)	No interest or obligation of the Accenture Service Locations is conferred upon Client; provided, however, that to the extent that any Accenture Service Location is used to house any physical assets owned by Client, (i) Accenture shall conspicuously label such assets as belonging to Client; (ii) Accenture shall not authorize or agree to any liens or pledges of such assets and shall act promptly to remove any liens not authorized by Client; and (iii) Client shall be entitled to seek a Contract Change pursuant to Section 8.9 to move or otherwise increase protection of such assets and Client’s ownership interest therein. All such facilities will remain in the care, custody and control of Accenture. Accenture may use such facilities to provide services to other clients.
ARTICLE VIII
RELATIONSHIP GOVERNANCE
8.1	Accenture Services Agreement Executive. During each Services Agreement Term, Accenture will designate an individual who will be primarily dedicated to Client’s account who (i) will be the primary contact for Client in dealing with Accenture under such Services Agreement, (ii) will have overall responsibility for managing and coordinating the delivery of the Services under such Services Agreement, (iii) will meet regularly with the Client Services Agreement Executive and (iv) will have the authority to make decisions with respect to actions to be taken by Accenture in the ordinary course of day-to-day management of Accenture’s account in accordance with the applicable Services Agreement (the “Accenture Services Agreement Executive”). Accenture may assign the same individual to be such Accenture Services Agreement Executive under one or more Services Agreements, including on a concurrent basis.

8.2	Client Services Agreement Executive. During each Services Agreement Term, Client will designate a senior level individual who (i) will be the primary contact for Accenture in dealing with Client under such Services Agreement, (ii) will have overall responsibility for managing and coordinating the receipt of the Services under the applicable Services Agreement, (iii) will meet regularly with the Accenture Services Agreement Executive for such Services Agreement and (iv) will have the authority to make decisions with respect to actions to be taken by Client in the ordinary course of day-to-day management of this Agreement (the “Client Services Agreement Executive”). Client may assign the same individual to be such Client Services Agreement Executive under one or more Services Agreements, including on a concurrent basis.

8.3	Establishment of Services Agreement Management Steering Committee. For each Services Agreement, Accenture and Client will appoint a Services Agreement Management Steering Committee (the “Steering Committee”), made up of a number of key resources from each Party (inclusive of the Accenture Services Agreement Executive and the Client Services Agreement Executive), which will meet, from time to time, and at such time as its members or the Parties deem appropriate to (i) review and analyze the monthly performance reports for the preceding period and the Parties’ overall performance under this Agreement, (ii) review progress on the resolution of issues, (iii) provide a strategic outlook for Client’s requirements, and (iv) attempt to resolve, or designate individuals to attempt to resolve, any disputes or disagreements under this Agreement. Although the Parties’ respective Services Agreement Executives will remain as members of the applicable Steering Committee, either Party may change its other representatives from time to time upon written notice to the other. In addition, the Parties may mutually agree to increase or decrease the size, purpose or composition of the applicable Steering Committee in an effort for Accenture to better provide, and for Client to better utilize, the Services. The members of the Steering Committee will not have separate voting rights; all actions of the Steering Committee required under this Agreement will require the mutual consent of the Parties.
8.4	Key Management Positions.
(a)	In an effort to develop an environment in which the Services may be provided in an effective manner, the Parties may jointly designate from time to time certain key Accenture account management positions, including the Accenture Services Agreement Executive and the Client Partner (who has overall Client relationship responsibility) (“Key Management Positions”). With respect to the appointment of the initial and any replacement Accenture personnel to Key Management Positions, the Parties will cooperate with each other to fill the Key Management Positions with individuals who are reasonably acceptable to Client. Before assigning an individual to a Key Management Position, whether as an initial assignment or a replacement, Accenture will (i) notify Client of the proposed assignment, (ii) introduce the individual to appropriate Client representatives, and (iii) subject to applicable law and Accenture’s standard personnel practices, provide Client with a résumé, and any other information about the individual reasonably requested by Client. If Client has a good faith objection to any such assignment within ten (10) days of the date such assignment begins, Accenture will not assign the proposed individual, and will propose to Client the assignment of another individual of suitable ability and qualifications, within a mutually agreed upon timeframe.

(b)	Except in the event of resignation, death, disability or termination, Accenture will notify Client in writing at least 30 days prior to replacing any Accenture personnel serving in a Key Management Position. In the event of any replacement of Accenture personnel serving in Key Management Positions, Accenture will provide for an appropriate transition (overlap) period for the new individual and use commercially reasonable efforts to minimize any disruption such replacement may cause in the performance of Accenture’s obligations under this Agreement.

(c)	If Client determines, in good faith and consistent with applicable law, that the continued assignment of any Accenture personnel serving in a Key

Management Position is not in the best interests of Client, Client will notify Accenture requesting the replacement of the individual and providing a confidential summary of the reasons why the replacement is needed. Promptly after receiving such request, the Parties will consult the matters stated in the request and either institute mutually agreeable corrective action or replace the individual within a mutually agreed upon timeframe. The replacement individual will have suitable ability and qualifications reasonably acceptable to Client. This paragraph (c) will not be construed to give Client the ability to terminate the employment of any Accenture personnel (or subcontractor personnel).
8.5	Reports. The Parties will establish an appropriate set of periodic reports regarding the provision of the Services under each Services Agreement by Accenture to be delivered by Accenture to Client from time to time under such Services Agreement.

8.6	Meetings and Conference Calls. The Parties will determine an appropriate set of periodic meetings or telephone conference calls to be held between representatives of Client and Accenture and set forth such call requirements in the applicable Services Agreement. At either Party’s request, the other Party will publish its proposed agenda for any meeting sufficiently in advance of the meeting to allow meeting participants a reasonable opportunity to prepare. All meetings will be held in such location as mutually agreed by the Parties.

8.7	Relationships with Client Contractors. Accenture will cooperate with Client and any other third-party contractor employed by Client (“Client Contractor(s)”) which Accenture must interface with in the performance of Services hereunder. Notwithstanding anything in this Agreement, Accenture is not required to disclose its Confidential Information to competitors of Accenture. Accenture will promptly notify Client if Accenture determines that an act or omission of a Client Contractor will delay or otherwise impair the provision of Services. Client shall be responsible for the conduct and cooperation of its Client Contractors. Client will be responsible for managing and supervising Client Contractors and for any failure of Client Contractors to comply with Client’s applicable obligations under this Agreement or an applicable Services Agreement.
If the work performed by any Client Contractor affects the Services being performed by Accenture under this Agreement or such Client Contractor otherwise uses resources furnished by Accenture, Client will use commercially reasonable efforts to ensure that such Client Contractor: (i) cooperates with Accenture; (ii) follows reasonable Accenture standards, methodologies and procedures (including confidentiality and security procedures); (iii) complies with the license and confidentiality requirements of vendors of the software on which such Client Contractor is performing work; and (iv) executes, delivers and complies with any customary confidentiality and nondisclosure agreements reasonably required by Accenture or such vendors. If a Client Contractor notifies Client that it does not in good faith believe that Accenture standards, methodologies or procedures are reasonable in the industry or appropriate in the particular situation, then Client will so notify Accenture and the Parties will seek to establish mutually acceptable alternative arrangements.

8.8	Accenture Subcontractors. Accenture will not subcontract all or any part of the Services without providing notice to Client, except where such subcontractor is (i) an Accenture’s Affiliate, (ii) a subcontractor that provides services customarily purchased from third-party vendors such as facilities maintenance, hardware and software maintenance, security, storage, and other ancillary services, (iii) any subcontractor not dedicated to Client or any subcontractor who is providing services in a shared environment, or (iv) any subcontractor that provided services to Client during the 12-month period preceding the applicable Services Agreement Effective Date. Accenture shall also prohibit subcontractors from further assigning or subcontracting any part of their performance obligations relative to Client-related services or deliverables without express written consent of Client.
Accenture will remain responsible for obligations under an applicable Services Agreement performed by any Accenture subcontractors to the same extent as if such obligations were performed by Accenture’s employees. Accenture will remain Client’s sole point of contact regarding the Services. Any reference in this Agreement to Client granting a right to, or conferring a benefit upon Accenture will be deemed to include Accenture’s subcontractors unless the context indicates otherwise.
     If Client expresses any concerns to Accenture regarding bona fide performance issues with any Accenture subcontractors, Accenture will cooperate with Client to resolve such concerns on a mutually acceptable basis.
8.9	Contract Change Control. The Parties will comply with the following procedures to revise, amend, alter or otherwise change the Services being provided under this Agreement. These procedures do not apply to changes that result in New Services under a new Services Agreement.
(a)	To request a Contract Change, Accenture or Client, as applicable, will deliver a written request (the “Change Request”) to the responsible Accenture Services Agreement Executive or the Client Services Agreement Executive as designated by the applicable Services Agreement, as the case may be, specifying in reasonable detail to the extent known: (i) the proposed Contract Change, (ii) the objective or purpose of such Contract Change, (iii) the particular Agreement and/or Services Agreement provisions that are affected by the Contract Change and (iv) the requested prioritization and schedule for such Contract Change.

(b)	The Parties will cooperate with each other in good faith in discussing the scope and nature of the Change Request. As soon as practicable and to the extent applicable, Accenture will prepare and deliver to the Client Services Agreement Executive a written statement (the “Change Response”) describing any changes in methodology, procedures, prioritization, products, services, assignment of personnel and other resources that Accenture believes would be required to affect the Change. In addition, such Change Response will include, as appropriate or applicable, (i) an estimation of the net increase or decrease in the pricing that would be required, (ii) the categories of costs to be avoided as a result of such Contract Change (iii) a description of how the proposed Contract Change would be implemented, (iv) a description of the effect, if any, such Contract Change would have on the underlying Services Agreement, including, without limitation, on applicable Service Levels, (v) an estimation of all resources required to implement such Contract Change, including a description of the delivery risks and associated risk mitigation plans, and (vi) such other information as may be relevant to the proposed Contract Change. If applicable, any Change Response shall also address increased or decreased incremental or recurring costs being incurred or defrayed by Accenture during pendency of the Change Control Process in respect of the proposed Contract Change. The Accenture Services Agreement Executive and the Client Services Agreement Executive will meet to determine whether they desire for Accenture to proceed with the implementation of the proposed Contract Change in accordance with the Change Response.

(c)	If at any time during the negotiation of any Change Response, either Party reasonably believes that the Change Response will not be resolved in a reasonable period of time, such Party may declare a Dispute and initiate the informal Dispute escalation process pursuant to ARTICLE XVIII.

(d)	Upon agreement in writing of the Parties, the Change Response will amend the applicable Services Agreement in accordance with this Section 8.9.
ARTICLE IX
HUMAN RESOURCE MATTERS
9.1	General Principles Regarding Accenture Personnel. Except as provided in Section 8.4, Accenture reserves the right to determine which personnel will be assigned to perform Services, and to replace or reassign such personnel during the Term of this Agreement. The personnel assigned to the Client account by Accenture (or its subcontractors) will be and remain employees of Accenture (or such subcontractors), and Accenture (or such subcontractors) will provide for and pay the compensation and other benefits of such personnel, including salary, health, accident and workers’ compensation benefits and all taxes and contributions that an employer is required to pay with respect to the employment of employees.

With the exception of project-critical and relationship management staff, for which staffing levels and intervals will be mutually agreed to by the parties separately in the applicable Arrangement Letter, Accenture will otherwise maintain support staffing levels and continuity of Accenture personnel consistent with its obligations to perform Services and in the event of a delay or other problem, Accenture will staff and train additional Accenture personnel as needed.
9.2	Employee Problem-Solving.
(a)	In the event that Client reasonably believes that an Accenture employee assigned to a Client Service Location is violating any Client policy generally applicable to Client employees or otherwise engaging in illegal activity or placing Client’s property or employees at risk of physical harm, Client shall be entitled to take reasonable steps to prevent or limit such liability, illegal activity or risk (including, where appropriate, removing or barring the employee from the Client Service Location). Client shall communicate its actions or intention to take action as promptly as possible to Accenture taking into account the circumstances and severity of the events leading to such action. To the extent that any Client action taken without the prior consent of Accenture is subsequently determined to be wrongful, Accenture shall be excused for any failure to meet the Service Levels and any related obligation (including without limitation, the obligation to pay Service Level Credits) to the extent such failure is directly caused by such Client action.

(b)	In the event that Client has other concerns regarding the conduct or performance of any Accenture employee, Client shall have the right to request a meeting with Accenture and the Parties shall work in good faith to resolve such concerns. In the event that Client believes that its concerns have not been addressed and the situation could adversely impact any Service Level or Deliverable, Client will have the right to invoke the provisions of ARTICLE XVIII.
9.3	Limitations on Recruiting. Except as provided in the applicable Services Agreement and unless otherwise agreed by the Parties in writing, during such Services Agreement Term and twelve months thereafter, neither Party will, directly or indirectly, knowingly solicit for employment, offer employment to or employ or retain (whether as an employee, officer, agent, consultant, advisor or in any other capacity) any employee of the other Party who is or was actively involved in the performance or evaluation of the Services under a Services Agreement. If a Party breaches this Section 9.3, the breaching Party shall pay compensation to the non-breaching Party in the form of liquidated damages equal to the greater of one (1) year’s compensation either (a) offered to the Personnel by the breaching Party or (b) paid or offered to the Personnel by the non-breaching Party. Notwithstanding the foregoing, the Parties acknowledge and agree that this Agreement will not prohibit (i) solicitations through general public advertising or other publications of general public circulation or (ii) the hiring of any employee of a Party who contacts the other Party without such other Party having solicited such employee. Notwithstanding the foregoing, upon Accenture’s termination of any Accenture employee then-dedicated to providing the Base Services to Client, Client may offer employment to and hire such Accenture employee. In addition, upon termination of any Services Agreement, Client may offer employment to and hire (x) any Accenture employee then-dedicated to providing the applicable Base Services to Client under such Services Agreement and hired by Accenture from employment with Client in connection with the execution of the applicable Services Agreement, and (y) up to 50% of the remainder of such Accenture employees then-dedicated to providing the applicable Base Services to Client under such Services Agreement. With respect to any Contract Change involving any significant reduction in the scope of the Services provided to Client, Client may inform Accenture of its desire to hire Accenture employees dedicated to Client that would be materially affected by such reduction, and the Parties shall negotiate in good faith with respect to such request during the Change Control Process.

ARTICLE X
PRICE & PAYMENT
10.1	Service Charges. In consideration for the performance of the Services, Client will pay to Accenture the charges specified in the applicable Services Agreement(s) (“Service Charges”) plus Taxes and other amounts described in this ARTICLE X.

10.2	Reimbursement of Expenses. Except as otherwise may be set forth in a Services Agreement, Client will pay, or reimburse Accenture for, the reasonable out-of-pocket expenses, including travel and travel-related expenses incurred by Accenture with the prior written consent of Client, in connection with Accenture’s performance of its obligations under this Agreement (including each Services Agreement) which are directed and/or approved by Client; provided, however, that Client shall not be responsible for reimbursement of travel expenses in excess of those allowed under Client’s travel expense policy as notified to Accenture in writing in advance of the incurrence of the applicable expense.

10.3	Pass-Through Expenses. The applicable Services Agreement may set forth certain expenses relating to the Services that will be incurred by Accenture and will be passed through to Client (“Pass-Through Expenses”). Except as otherwise provided in this Agreement, Client will not be responsible for any additional Pass-Through Expenses without its prior consent.

Promptly after Accenture’s receipt of the third-party invoice for such expenses, Accenture will use commercially reasonable efforts to correct any errors therein and provide the invoice to Client together with a statement that Accenture has reviewed the invoiced charges and determined that such charges appear to be valid and should be paid by Client/invalid and should be questioned by Client. Accenture will submit such invoice to Client for payment within a reasonable period of time prior to the due date or, if a discount for early payment is applicable, the date on which Client may pay such invoice with a discount.
     Promptly after Client’s payment of Pass-Through Expenses, Client will confirm such payment to Accenture in writing. If Client fails to pay the Pass-Through Expenses in a timely manner, Accenture may advance such expenses on behalf of Client, and Client promptly will reimburse Accenture for such payments.
10.4	[Reserved].

10.5	Cost of Living Adjustments (COLA). For Service Charges due under each Services Agreement, on September 1, 2007 and each anniversary date of September 1 of such Services Agreement (or other date as may be set forth in the applicable Services Agreement), the Adjustable Amounts (as defined below) are subject to adjustment as set forth in this Section 10.5. If (i) the India Professional/Supervisor/Technical Overall Salary Increase Survey index as published by Hewitt Associates (“Index A”), (ii) the Philippines Professional/Supervisor/Technical Salary Increases Budgets by Industry (All Services Companies including 0%) Survey index as published by Hewitt Associates

(“Index B”), (iii) and/or the Employment Cost Index for Compensation/Civilian Workers/White Collar/Professional Specialty and Technical Occupations (Not Seasonably Adjusted) as published by the Bureau of Labor Statistics of the US Department of Labor (“Index C”) reflect percentage increases or decreases for the most recently concluded calendar year for the resources in India, the Philippines or the US, respectively, the Services Charges will be adjusted by the percentage of such country’s increase or decrease for such year. Such COLA rate adjustments shall be performed on September 1 of each calendar year during any Services Agreement Term(s) or as soon thereafter as reasonably possible after such indices are made available.

Within a reasonable time following such adjustment, Accenture will provide to Client a recalculation of the Adjustable Amounts. If Hewitt Associates either stops publishing Index A or Index B or substantially changes the content of the index, or if the Bureau of Labor Statistics either stops publishing Index C or substantially changes the content of the index, the Parties shall substitute another comparable measure for the applicable country published by a mutually agreeable source. For purposes of this Section 10.5, “Adjustable Amounts” means the various service rates and charges set forth in the applicable Services Agreement; such rates and charges are subject to a cost-of-living adjustment under this Section 10.5.
10.6	Currency. Unless otherwise set forth in an applicable Services Agreement, Accenture will bill Client in the United States in US Dollars. Invoices may include charges for work performed by personnel from India, Philippines or other mutually agreed to non-US locations and related expenses charged by such personnel (collectively, the “Foreign Currency Charges”). For invoicing purposes, Foreign Currency Charges will be charged in, and converted from, the Indian Rupee, Philippines Peso or other applicable local country currency to US Dollars at the Agreed Exchange Rate for the invoice period in which the Foreign Currency Charges were charged. The “Agreed Exchange Rate” shall be an average of the closing midpoint spot rates quoted for US Dollars equivalent of Indian Rupee (or other applicable local country currency) on the first business day of the succeeding invoice period and the last 4 business days of the month in which the Foreign Currency Charges were charged. The source of the closing midpoint spot rates will be Bloomberg. Currency adjustments will be included in the next succeeding invoice to Client.

10.7	Invoices; Method of Payment; Finance Charges.
(a)	For each Services Agreement under which charges are due from Client to Accenture, Accenture will render a single consolidated invoice in accordance with the invoicing period and schedule provided in such Services Agreement. Each invoice will include such detail as required pursuant to the applicable Services Agreement and will allocate charges among Service components, locations and departments. Upon Client’s reasonable request from time to time, Accenture shall provide such additional or different detail required to satisfy Client’s internal accounting and chargeback requirements.

(b)	Each invoice will indicate (i) the percentage of the base charges invoiced for such invoice period applicable to each non-United States location providing Services in such invoice period; and (ii) the amounts of any other invoiced amounts directly originating from a non-United States location providing Services in such invoice period. At the beginning of each Contract Quarter, Accenture will provide Client with a non-binding forecast of the amount of Services (as reflected in US dollars) that Accenture estimates will originate from non-United States locations over the succeeding 12-month period.

(c)	Any amount due to Accenture under this Agreement for which a time for payment is not otherwise specified herein will be due and payable thirty (30) days after Client’s receipt of Accenture’s invoice.

(d)	All amounts to be paid to Accenture under this Agreement will be paid in US dollars by federal wire transfer to the account or accounts designated by Accenture from time to time or by such other method as is mutually determined by the Parties. As of the Effective Date, the following account should be used for purposes of payment by Client to Accenture (upon written notice, Accenture may change such account information):
To: Accenture LLP
Bank: JP Morgan Chase Bank N.A
Routing Number: 071000013
Account Number: 5311314
Account Type: Checking (not Savings)
Invoice Qualifier: Invoice (plus ten digit invoice number)
(e)	Any amount not paid when due will bear interest from the original due date until paid at a rate equal to the lesser of (i) 1.5% per month or (ii) the maximum rate of interest allowed by law.
10.8	Proration. Periodic charges under this Agreement are to be computed on a calendar month basis and will be prorated on a per diem basis for any partial month. Any unused credits against future payments owed to either Party by the other pursuant to this Agreement will be paid to the applicable Party within thirty (30) days after the expiration or termination of this Agreement (including all Services Agreements).

10.9	Disputed Charges. Client may withhold payment of particular charges that Client reasonably and in good faith disputes under any Services Agreement at any given time during term of such Services Agreement. Any amounts (or portions thereof) not so disputed will be paid by the applicable payment due date, as determined pursuant to Section 10.7. Client will notify Accenture in writing on or before the payment due date of any disputed charges for which Client is withholding payment and describe, in reasonable detail, the reason for such withholding. The Parties agree that in connection with any Dispute for which Client withholds the payment of charges pursuant to this Section 10.9, the Parties shall initiate the expedited informal Dispute resolution process set forth in Section 18.1(a) in accordance with the time frames provided in Section

18.1(c). If such Dispute is not resolved pursuant to Section 18.1, the Parties shall refer such Dispute to arbitration as provided in Section 18.2, and each Party shall use commercially reasonable efforts to accelerate the timelines set forth in Section 18.2 such that a final opinion of the arbitrators is delivered within 30 days of the initial referral of such Dispute. In addition, if the Parties are unable to resolve such dispute within 30 days after Client’s receipt of the invoice, Client will promptly deposit into an escrow account the total amount so withheld and furnish evidence of any escrow deposit to Accenture. The Parties will mutually establish such escrow account at a major national bank mutually acceptable to the Parties, and the costs thereof will be borne by the Parties in inverse proportion to the distribution to which each Party is entitled from such account. The escrow account will be established pursuant to an escrow agreement that provides that the funds therein, including accrued interest, will be disbursed to Accenture or Client, as applicable, in accordance with the result of the dispute resolution process referred to in ARTICLE XVIII or by mutual agreement of the Parties. For as long as Client makes such escrow deposits during the pendency of the dispute and pays undisputed amounts, Accenture will continue providing the Services to Client subject to the termination rights set forth in Section 17.2. If Client fails to escrow payments as required by this Agreement, Accenture may apply to any court of competent jurisdiction to seek injunctive relief for such failure and will have the right to terminate the applicable Services Agreement pursuant to Section 17.2.
10.10	Taxes.
(a)	Each Party will be responsible for (i) any personal property taxes on property it owns or leases, (ii) employment taxes of its own employees, and (iii) taxes based on its net income or gross receipts.

(b)	Client will be responsible for sales, use, excise, value-added, services, consumption and other taxes and duties, and any interest thereon, that are assessed against either Party, on the provision of the Services (including the reimbursement of expenses), any particular goods or services received by Client from Accenture, or the fees paid for such goods or services.

(c)	To the extent any payment for service, product or technology provided by Accenture to Client is subject to withholding tax by any government, Client will reimburse Accenture for any such withholding tax.

(d)	If Accenture Personnel are required by Client to perform Services outside the city, state, province or country in which such Accenture Personnel are based, Client will reimburse Accenture for increased taxes (and assignment related costs) incurred by Accenture or such Accenture Personnel as a result of providing such services. Such costs include, but are not limited to (i) additional income taxes, including any tax or tax effect (gross up) to Accenture or Accenture Personnel, (ii) social taxes, (iii) employment taxes, (iv) housing, cost of living adjustments and all other assignment related costs, and (v) professional fees incurred for additional home country income tax compliance and foreign tax return preparation.

(e)	The Parties will cooperate to segregate the Service Charges into the following separate payment streams: (i) those for taxable Services, (ii) those for nontaxable Services, (iii) those for Pass-Through Expenses where Accenture functions merely as a paying agent for Client in receiving goods, supplies or services (including leasing and licensing arrangements) and (iv) reimbursable expenses. Accenture will not collect or include in its invoices any sales or use taxes for which Client has furnished a properly executed and valid exemption certificate or direct pay permit.

(f)	If Accenture is assessed a deficiency (including penalties and interest thereon) for taxes payable by Client pursuant to this Agreement, Accenture will use reasonable efforts to promptly notify Client of such assessment and will administratively contest such assessment to the extent it is timely requested or authorized to do so by Client, and Client and Accenture shall jointly control such contest. Client shall indemnify and hold harmless Accenture from any such tax deficiency (including penalties and interest). Client shall reimburse Accenture for all accounting and attorneys’ fees and expenses reasonably incurred in contesting such assessment at the request or upon the authorization of Client; provided, however, that Accenture shall not be required to contest any such assessment unless requested or authorized to do so by the Client, and payment by Accenture of an assessed deficiency which it was not timely requested or authorized by Client to contest will be deemed a payment which Accenture was required to pay to the appropriate government entity; and, provided further, that if Client so requests Accenture to challenge the imposition of such taxes, Accenture shall retain the right to refuse to contest such an action and shall bear the associated tax costs.

(g)	The Parties will reasonably cooperate with each other to more accurately determine each Party’s tax liability and to minimize such liability to the extent legally permissible, including, without limitation and subject to the Change Control Process, providing services from a different Accenture Service Location. Client and Accenture will provide and make available to the other any resale certificates, withholding tax certificates, information regarding out-of-state sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.

(h)	For purposes of this Agreement, taxes shall include taxes incurred on transactions between and among Accenture, its Affiliates and third-party subcontractors, to the extent such transactions are requested by Client or such taxes are incurred in connection with the provision of the Services to Client by such Accenture Affiliates or third-party subcontractors.
ARTICLE XI
REPRESENTATIONS AND WARRANTIES
11.1	Accenture Representations and Warranties. Accenture hereby represents and warrants to Client as follows:

(a)	Organization; Power. Accenture is a general partnership registered as a limited liability partnership duly organized, validly existing and in good standing under the laws of the State of Illinois. Accenture has all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	Authority; Enforceability. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Accenture. This Agreement constitutes the legal, valid and binding agreement of Accenture, enforceable against Accenture in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c)	Noncontravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the partnership agreement of Accenture, as amended to date; (ii) conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, contract or other instrument to which Accenture is a party or by which any of its properties or assets are or may be bound; or (iii) violate any current order, writ, injunction, decree, statute, rule or regulation applicable to Accenture.

(d)	Approvals. Accenture warrants that it has all necessary licenses and government authorizations to perform its obligations hereunder, the Services to be provided hereunder and in the applicable Services Agreements.

(e)	Service Performance. Accenture warrants that it will perform the Services in a good and workmanlike manner.

(f)	Employees. Accenture warrants that the Accenture employees utilized in the provision of Services to Client will possess suitable training, education, experience and skill to perform the Services.

(g)	Disabling Code. Accenture warrants that it will not, without notifying Client, knowingly insert, or knowingly allow to be inserted, into the software used to provide the Services any code or other device that is designed to disable, damage, erase, delay or otherwise shut down all or any portion of the Services or the hardware, software or data used in providing the Services.
11.2	Client Representations and Warranties. Client hereby represents and warrants to Accenture as follows:

(a)	Client is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Client has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of Client. This Agreement constitutes the legal, valid and binding agreement of Client, enforceable against Client in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the charter or bylaws of Client, each as amended to date; (ii) conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, contract or other instrument to which Client is a party or by which any of its properties or assets are or may be bound; or (iii) violate any current order, writ, injunction, decree, statute, rule or regulation applicable to Client.

(d)	Client warrants that it has all necessary licenses and government authorizations (including, but not limited to, any necessary third-party administrator, adjuster, or producer licenses) to perform its obligations hereunder and allow Accenture to perform for its benefit and as its contractor, the Services provided hereunder and in the applicable Services Agreement(s).
11.3	Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE XI OR IN ANY SERVICES AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, INFORMATIONAL CONTENT, SYSTEMS INTEGRATION, NON-INFRINGEMENT, INTERFERENCE WITH ENJOYMENT, OR RESULTS TO BE DERIVED FROM THE USE OF ANY SERVICE, SOFTWARE, HARDWARE, DELIVERABLES, WORK PRODUCT OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT. ACCENTURE EXPRESSLY DISCLAIMS ANY WARRANTY OF THE ACCURACY OR COMPLETENESS OF DATA, OPERATIONAL CRITERIA OR PARAMETERS PROVIDED BY CLIENT. ACCENTURE DOES NOT REPRESENT OR WARRANT THAT THE OPERATION OF ANY SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE.

ARTICLE XII
ADDITIONAL COVENANTS
12.1	Additional Covenants.
(a)	Each Party will use commercially reasonable efforts through the use of industry standard virus protection software and other customary procedures to screen any software provided or made available by it to the other Party hereunder to avoid introducing any “virus” or other computer software routine or hardware components that materially disrupts the proper operation of or provide improper access to the systems. If such a virus is found to have been introduced by Accenture into such systems, Accenture will use commercially reasonable efforts to assist Client in mitigating the effects of the virus, if any, on that portion of Client’s information technology environment relating to the Services.
ARTICLE XIII
CONFIDENTIALITY; SAFEGUARDING OF DATA
13.1	Confidentiality.
(a)	In connection with this Agreement, each of the Parties has disclosed and may continue to disclose to the other Party information that relates to the disclosing Party’s business operations, financial condition, customers, products, services, technical knowledge, or other confidential proprietary or trade secret information. Except as otherwise specifically agreed in writing by the Parties, Accenture and Client each agree that (i) all information communicated to it by the other and identified as confidential or proprietary, whether before or after the Effective Date, (ii) all information identified as confidential or proprietary to which it has access in connection with the Services, whether before or after the Effective Date, (iii) all information communicated to it that reasonably should have been understood by the receiving Party, because of confidentiality or similar legends, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the disclosing Party, and (iv) the terms and conditions of this Agreement (collectively, the “Confidential Information”), will be and will be deemed to have been received in confidence and will be used only for purposes of this Agreement. The Parties acknowledge that third-party software may be subject to additional confidentiality restrictions imposed by the applicable vendor’s license or other agreement.

(b)	Each Party’s Confidential Information will remain the property of that Party except as otherwise expressly provided in this Agreement. Each of the Parties will use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure or publication of its own information (or information of its customers) of a similar nature, and in any event, no less than reasonable care. Each Party may disclose relevant aspects of the other Party’s Confidential Information to its employees, Affiliates, subcontractors and agents to the extent such disclosure is reasonably necessary for the performance of its obligations or the enforcement of its rights under this Agreement or, solely with respect to the terms of this Agreement and any financial information derived from the performance of this Agreement, in connection with any proposed acquisition involving such Party or any portion of its business or securities; provided, however, that such Party will use reasonable efforts to ensure that such employees, Affiliates, subcontractors or agents comply with these confidentiality provisions. Each Party will be responsible for any improper disclosure of Confidential Information by such Party’s employees, Affiliates, subcontractors or agents. A Party may reuse for its own purposes with third parties the terms and conditions of this Agreement, provided that (i) such use in no way may be attributed to the other Party, this Agreement or the relationship between Accenture and Client and (ii) such use is not used in negotiations with the other Party or any of the other Party’s Affiliates for any other contractual arrangement.
(c)	Neither Party will (i) make any use or copies of the Confidential Information of the other except as contemplated by this Agreement, (ii) acquire any right in or assert any lien against the Confidential Information of the other, or (iii) sell, assign, lease or otherwise commercially exploit the Confidential Information (or any derivative works thereof) of the other Party. Neither Party may withhold the Confidential Information of the other Party or refuse for any reason (including due to the other Party’s actual or alleged breach of this Agreement) to promptly return to the other Party its Confidential Information (including copies thereof) if requested to do so. Upon expiration or any termination of this Agreement and completion of a Party’s obligations under this Agreement (including all Services Agreements), each Party will (except as otherwise provided in this Agreement or a Services Agreement) return or destroy, as the owner may direct, all documentation in any medium that contains or refers to the other Party’s Confidential Information, and retain no copies. Subject to the foregoing confidentiality obligations, either Party may retain copies of the Confidential Information of the other Party to the extent required for (i) in the case of Accenture, compliance with applicable professional standards or quality assurance purposes and (ii) in the case of Client, its continuing operations or internal business purposes.

(d)	This Section 13.1 will not apply to any particular information that either Party can demonstrate (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (iv) was received after disclosure to it from a third party who had a lawful right to disclose such information (without corresponding confidentiality obligations) to it; or (v) was independently developed by the receiving Party without use of the Confidential Information of the disclosing Party. In addition, a Party will not be considered to have breached its obligations under this Section 13.1 for disclosing Confidential Information of the other Party to the extent required to satisfy any legal requirement of a competent governmental authority, provided that promptly upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party prior to making such disclosure in order that the other Party may object to such disclosure, take action to ensure confidential treatment of the Confidential Information, or (subject to applicable law) take such other action as it considers appropriate to protect the Confidential Information.
(e)	Nothing contained in this Section 13.1 will be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.
13.2	Client Data.
(a)	For the purposes of this Agreement, the term “Personal Information” means any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder. As to any Services Agreement, the obligations to protect Personal Information against unauthorized access or disclosure set forth in this Section 13.2 applicable to such Services Agreement shall survive termination of such Services Agreement. Any change in the Services required by law or regulation that increases Accenture’s costs and expenses with respect to compliance with this Section 13.2 will be subject to the operation of the Change Control Process. Notwithstanding anything to the contrary contained in this Agreement, with respect to any Personal Information delivered or made available to Accenture as a result of the provision of the Services under this Agreement, Accenture agrees that:
(i)	as between Client and Accenture, Client owns and retains all rights in and to such Personal Information provided to Accenture as a result of the provision of the Services under this Agreement, and Accenture shall use and manipulate such Personal Information solely for the purposes of performing the Services hereunder and not for any other purposes;

(ii)	Accenture shall maintain a reasonable information security program designed to keep and provide appropriate administrative, technical and physical measures to secure and protect such Personal Information against unauthorized, unlawful or accidental access, disclosure, transfer, destruction, loss or alteration;

(iii)	Accenture shall limit access to such Personal Information provided by Client to Accenture to a “need-to-know” basis and shall inform the Accenture employees and subcontractors who have access to such Personal Information of its confidential nature and the limitations and procedures that apply to access and use of such Personal Information;

(iv)	Accenture shall not disclose or make available such Personal Information provided to Accenture as a result of the provision of the Services under this Agreement to subcontractors performing Services without entering into a written agreement with such subcontractor whereby the subcontractor agrees to comply with, and treat such Personal Information in accordance with, this Section 13.2(a);

(v)	Accenture shall promptly notify Client when Accenture becomes aware of any unauthorized access of such Personal Information provided to Accenture as a result of the provision of the Services under this Agreement or Accenture becomes the subject of any government, other enforcement or private proceeding relating to its data handling practices in connection with the Services, and in the case of any legal or regulatory obligation to disclose such Personal Information, Accenture shall notify and co-operate with Client to limit any disclosure to the minimum required by law and, to the extent possible, request that such Personal Information be kept confidential;

(vi)	Accenture shall use and process such Personal Information provided by Client to Accenture in accordance with those written procedures and standards notified to Accenture by Client in writing reasonably in advance of any date of required compliance, and Client shall be responsible for the sufficiency of such procedures and standards;

(vii)	Accenture shall not, except as explicitly agreed to in writing by Client or otherwise required to perform the Base Services, collect any Personal Information from Client employees or customers from any cookies, applets, Web bug or beacons or similar technologies;

(viii)	Accenture shall, upon the reasonable request of Client, provide Client with information regarding its privacy/data protection practices and shall allow Client reasonable access to audit such practices in accordance with Section 19.1; and

(ix)	Accenture shall, upon termination of the applicable Services Agreement, promptly and in a secure manner return to Client all Personal Information provided to Accenture under such Services Agreement, or, at Client’s written direction, destroy such Personal Information unless any legislation or legal action prevents it from doing so in which case Accenture shall keep such Personal Information secure and confidential until such legislation or legal action no longer prevents Accenture from returning or destroying such Personal Information.
13.3	Exclusions. Nothing in Section 13.2 shall affect any data or information that Accenture receives from a third party outside of this Agreement, nor shall Section 13.2 affect Accenture’s rights to use such data or information, provided that if Accenture receives any such data or information that is identical to any Personal Information provided to Accenture by Client hereunder, Accenture’s obligations under Section 13.2 shall not be diminished. For avoidance of doubt, and as an example only, if Accenture receives the same name and Social Security number from both Client and a third party not acting on behalf of Client, then this Agreement does not restrict how Accenture will handle or use the information received from the third party, but Accenture will remain subject to Section 13.2 with respect to the information received from Client.
13.4	Unauthorized Acts. Each Party will:
(a)	notify the other Party promptly of any material unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any Person that may become known to such Party;

(b)	promptly furnish to the other Party details of the unauthorized possession, use or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information;

(c)	use reasonable efforts to cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights; and

(d)	promptly use reasonable efforts to prevent a recurrence of any such unauthorized possession, use or knowledge of Confidential Information.
The Party whose Confidential Information is the subject of such activity will reimburse any out-of-pocket expenses incurred by the other Party as a result of compliance with this Section 13.4.
ARTICLE XIV
PROPRIETARY RIGHTS
14.1	Ownership of Client-Owned Software. As between the Parties, Client will be the sole and exclusive owner of the Client-Owned Software. Any derivatives, modifications, enhancements or improvements to the Client-Owned Software (or its related documentation) developed by Accenture is Work Product and subject to Section 14.3.

14.2	Ownership of Accenture Software. As between the Parties, Accenture will be the sole and exclusive owner of the Accenture Software. Any derivatives, modifications, enhancements or improvements to the Accenture Software (or its related documentation) developed by Accenture will not be considered Work Product and will be owned exclusively by Accenture, unless otherwise expressly agreed to by the parties in writing.

14.3	Ownership of Work Product.
As used in this Agreement:

14.3.1	The term “Deliverables” shall mean reports, documents, templates, studies, software programs or components in both source code and object code, specifications, business methods, tools, methodologies, processes, techniques, analytical frameworks, algorithms, know-how, processes, products, documentation, abstracts and summaries thereof, and other work product and materials which are originated and prepared for Client by Accenture (either independently or in concert with Client or third parties) and delivered to Client during the course of Accenture’s performance under this Agreement, all as may be specified in an Arrangement Letter. Deliverables shall be comprised of Custom Components and/or Accenture Software;

14.3.2	The term “Custom Components” shall mean reports, documents, templates, studies, software programs in both source code and object code, specifications, business methods, tools, methodologies, processes, techniques, analytical frameworks, algorithms, know-how, processes, products, documentation, abstracts and summaries thereof, and other work product and materials which are originally developed by Accenture (either independently or in concert with Client or third parties), during the course of the Services and supplied as, or as part of, a Deliverable, but excluding, for the avoidance of doubt, any Accenture Software; and

14.3.3	The Deliverables to be provided by Accenture to Client shall be identified in an Arrangement Letter as being Category A, B, C, D, or E Deliverables, and, subject in all cases to Section 14.4 below and to any restrictions applicable to any third-party materials embedded in the Deliverables, the rights to such Deliverables shall be in accordance with the definitions set forth below. In the event that a Services Agreement is silent as to the category of Deliverables, the parties agree that the Deliverables developed under such a Services Agreement or otherwise delivered pursuant to the Services shall be considered Category B Deliverables. In all categories, (i) to the extent any Deliverable contains Confidential Information, it shall be subject to Section 13.1 above and (ii) after acceptance of a Deliverable by Client, and pending final payment, Accenture hereby grants to Client a revocable, nontransferable, non-exclusive unpaid right and license to use, copy, modify and prepare derivative works of the Custom Components for purposes of Client’s internal business only.
(i)	“Category A Deliverables”. Category A Deliverables are those Deliverables in the Custom Components or other Work Product of which, upon final payment, Accenture shall grant to Client a perpetual, nontransferable (except as provided in the following sentence), non-exclusive paid-up right and license to use, copy, modify and prepare derivative works for purposes of Client’s internal business only. Notwithstanding the foregoing, Client may transfer or sublicense any Category A Deliverable to a third-party purchaser of a portion of Client’s business or assets, provided that (x) such Category A Deliverable is or has been in regular and continuous use by the transferred business and assets during the normal course of Client’s internal business, prior to the effective date of transfer or sublicense, (y) Client delivers prompt notice to Accenture of the fact of such transfer or sublicense, and (z) solely with respect to a sublicense, the instrument granting such sublicense names Accenture as an express third-party beneficiary. Client shall provide Accenture with advance written notice of such transfer or sublicense as soon as reasonably practicable.
(ii)	“Category B Deliverables”. Category B Deliverables are those Deliverables in the Custom Components or other Work Product of which, upon final payment, Client and Accenture shall jointly own all right title and interest, without any right or duty of accounting to the other party and in relation to which each party shall, and does hereby, assign and convey to the other all rights, titles and interests necessary to give full effect to such joint ownership.

(iii)	“Category C Deliverables”. Category C Deliverables are those Deliverables in the Custom Components or other Work Product of which, upon final payment, Accenture shall assign and convey to Client copyright. Accenture (or its third-party licensors) shall have and/or retain all other right, title and interest in such Category C Deliverables; provided, however, that, with respect to any other intellectual property rights embedded in the Custom Components which are not assigned or conveyed to Client, upon final payment Accenture shall grant to Client a perpetual, non-exclusive, nontransferable (except as provided in the following sentence), paid-up, worldwide right and license to use, copy, modify, and prepare derivative works of any and all components of such Custom Components for the purposes of Client’s internal business only. Notwithstanding the foregoing, Client may transfer or sublicense the license to embedded intellectual property rights in the immediately preceding sentence in this subsection (iii) to a third-party purchaser of a portion of Client’s business or assets, provided that (x) such embedded intellectual property is used solely in connection with the applicable transferred Category C Deliverable, (y) Client delivers prompt notice to Accenture of the fact of such transfer or sublicense, and (z) solely with respect to a sublicense, the instrument granting such sublicense names Accenture as an express third-party beneficiary.
Accenture acknowledges that such Custom Components may be considered “works made for hire” under applicable copyright laws. To the extent the Custom Components are not deemed “works made for hire” under applicable copyright law, Accenture hereby irrevocably assigns and transfers to Client copyright in such Custom Components and shall execute all documents reasonably requested by Client for the purpose of assigning to Client copyright in such Custom Components.

(iv)	“Category D Deliverables”. Category D Deliverables are those Deliverables in the Custom Components or other Work Product of which, upon final payment, (a) Accenture shall assign and convey to Client all right, title and interest and (b) Client grants to Accenture, and its third-party designees, a perpetual, transferable, worldwide, irrevocable, royalty-free, fully paid-up license to use, copy, modify and prepare derivative works of the Custom Components and any applicable intellectual property rights granted to Client under the foregoing paragraph or that Client may file for, register or otherwise obtain in relation to, or resulting from, any Deliverable (and/ or any component thereof), including without limitation, any patent and any counterparts thereof, or any divisions, substitutes, continuations, reissues or reexaminations thereof (such rights including, without limitation, the right to make, have made, use, import, offer for sale and sell or otherwise provide or dispose of products and services using or incorporating the same) or to practice any process in connection therewith, with the right to sublicense the same.

(v)	“Category E Deliverables”. Category E Deliverables are those Deliverables in the Custom Components or other Work Product of which, upon final payment, Accenture shall assign and convey to Client all right, title and interest.
14.3.4	With respect to Category B Deliverables, in the event that either Accenture or the Client, or both, wish to patent the invention(s) embodied in any Custom Components or any component thereof, they shall cooperate with each other in filing and prosecuting one or more patent applications – to the extent that inventorship does not belong solely to either Client or Accenture. Where co-inventorship exists, and where the parties agree to, and do, share equally in the cost of prosecuting the patent applications, they shall jointly own any resulting patent(s) without any right or duty of accounting to the other party. Where co-inventorship exists, and where the parties agree that one of them shall pay more than half of the cost of prosecuting the patent applications, and it does so, that party shall receive from the other party an assignment of the other’s interest in the patent(s) in exchange for a perpetual, transferable, worldwide, irrevocable, royalty-free, fully paid-up license–including, without limitation, the right to make, have made, use, import, offer for sale and sell or otherwise provide or dispose of products and services using or incorporating the same, or to practice any process in connection therewith, and with the right to sublicense the same.

14.3.5	With respect to Category D and/or Category E Deliverables, in the event that Client elects to file an application for a patent in any jurisdiction respecting any Custom Components or any component thereof, Client shall promptly notify Accenture, and Accenture shall reasonably cooperate with Client (at Client’s expense) in preparing, submitting and prosecuting the patent application. Client shall keep Accenture informed about the status of each such patent application during its pendency in its respective patent examination organization. Client shall not be entitled, at any time, to file, or to seek to file, an application for a patent which includes claims solely directed to Accenture Software.
14.3.6	The Parties shall cooperate with each other and execute such other documents as may be necessary and appropriate to achieve the objectives of this Section.
14.4	Embedded Accenture Software. The following provisions will apply to any Accenture Software incorporated or embedded into any Deliverable or other Work Product:
(a)	If Accenture incorporates or embeds any Accenture Software into any Category B, C, D or E Deliverable (“Embedded Accenture Software”), Accenture will not be deemed to have transferred or assigned any rights therein to Client. Accenture will grant to Client a nonexclusive, limited nontransferable (except as provided in the following sentence), worldwide, royalty-free, perpetual license in all Accenture intellectual property included in such Embedded Accenture Software to use, maintain, modify, enhance and create derivative works of such Embedded Accenture Software (i) to the extent necessary to use or maintain such Deliverable for Client’s normal internal business purposes and (ii) solely as used in such Deliverable and not as a “stand-alone” product or separately from such Deliverable in which it is embedded. In the event of any sublicense of a Category A Deliverable or Category C Deliverable by Client pursuant to Section 14.3, the foregoing license shall be included in such sublicense solely for the term of the Termination Assistance Services provided by Accenture to such sublicensee pursuant to Section 21.3(b).

(b)	Notwithstanding such license, Accenture will be the sole and exclusive owner of any modifications, enhancements and improvements to, or derivatives of, any Embedded Accenture Software – which shall be specifically defined or identified prior to implementation — made by Client or its contractors pursuant to the above license (the “Accenture Software Enhancements”). All Accenture Software Enhancements will be deemed part of the license granted to Client pursuant to Section 14.4(a).

(c)	Client agrees to execute any appropriate documents and take any other appropriate actions reasonably requested by Accenture to effectuate the purposes of this Section 14.4.

(d)	Client will not have any interest in or claim to any Accenture Software, other than the above license to the Embedded Accenture Software.
14.5	Proprietary Items. In the course of performing under this Agreement, Accenture may use products, materials, tools and methodologies that are proprietary to Accenture or to third parties (collectively, “Proprietary Items”). As between Client and Accenture, Proprietary Items will be deemed Confidential Information of Accenture for purposes of Section 13.1. Except as expressly set forth herein or in a Services Agreement, Client will have or obtain no rights in such Proprietary Items (or in any modifications or enhancements thereto) other than (i) to use them as authorized by Accenture in writing from time to time solely for purposes of performing its responsibilities under an applicable Services Agreement, (ii) to the extent the Proprietary Items constitute Embedded Accenture Software under Section 14.4, to use them as part thereof as provided in Section 14.4, or (iii) pursuant to Accenture’s standard license for such Proprietary Items or, in the case of Proprietary Items owned by third parties, pursuant to terms acceptable to the applicable third party. If Proprietary Items are made available to Client under clause (i) or (ii) above, they will be made available on an “AS IS” basis and without express or implied warranties of any kind. Proprietary Items made available under clause (iii) above will be subject to the terms of the applicable license.
14.6	Critical Accenture Licensed Software. Except as otherwise expressly provided in a Services Agreement, any Accenture Software licensed from a third party (including Accenture derivatives thereto) that is being used to provide the Services upon the expiration or termination of any Services Agreement and that would be required by Client or an alternative service provider to continue the Services (other than generally available commercial desktop software) are referred to in this Agreement and the applicable Services Agreements as the “Critical Accenture-Licensed Software.” Accenture will (i) inform Client of the existence and ownership of, and the extent of Accenture’s rights to, all such Critical Accenture-Licensed Software (including Accenture derivatives thereto) and (ii) use commercially reasonable efforts to obtain for Client a perpetual (or to the extent customarily available, automatically renewing), nonexclusive license to use, maintain, modify, enhance and create derivative works of such Critical Accenture-Licensed Software effective upon the expiration or termination of the applicable Services Agreement and upon the third-party vendor’s standard terms and conditions but at no additional charge to Client. If Accenture is unable to obtain the license (or the agreement to grant a license) as described above, then prior to introducing such Critical Accenture-Licensed Software (including Accenture derivatives thereto), Accenture will notify Client of its inability to obtain for Client such a license or agreement and the proposed Critical Accenture-Licensed Software-vendor’s then-current terms and conditions, if any, for making such materials (including Accenture derivatives thereto) available to Client upon expiration or termination of this Statement of Work. With Client’s prior approval, Accenture may then introduce such Critical Accenture-Licensed Software for use in providing the Services .

14.7	Knowledge Capital. Nothing in this Agreement will preclude Accenture from acquiring, marketing, developing, distributing, licensing or using for itself or others, services, products or technology that are the same as or similar to those provided to Client by Accenture pursuant to this Agreement. Furthermore, Accenture will continue to be free to use the general knowledge, skills and experience and any ideas, concepts, know-how and techniques that are acquired or used in the course of providing the Services. This Section 14.7 will not diminish Accenture’s obligations regarding Confidential Information under Section 13.1.

ARTICLE XV
INDEMNIFICATION
15.1	Indemnification by Accenture. Accenture will indemnify, defend and hold harmless Client, Client Affiliates and their respective employees, principals (partners, shareholders or other holders of an ownership interest, as the case may be), directors and agents from and against any and all Losses arising from claims by third parties, whether based in whole or in part in contract, tort, negligence, statute or otherwise, arising from any of the following:
(a)	the death of or bodily injury to any employee of Client or any Client Affiliate (or their respective subcontractors) to the extent directly caused by the gross negligence or willful misconduct of Accenture or any Accenture Affiliate;

(b)	the loss of or damage to the real or tangible personal property (whether owned or leased) of Client, any Client Affiliate or any of their respective employees or subcontractors to the extent directly caused by the gross negligence or willful misconduct of Accenture or any Accenture Affiliate;

(c)	the failure of Accenture to perform any of its obligations under any license, lease or other agreement (i) between Accenture and a third party or (ii) for which Accenture has assumed administrative, financial or operational responsibility (as applicable) pursuant to this Agreement and has obtained a complete copy of such license, lease or other agreement;

(d)	Accenture’s failure to obtain any Consents for which Accenture is administratively responsible pursuant to the provisions of this Agreement;

(e)	any claim asserted against Client by current or former employees of Accenture arising out of actions or omissions of Accenture in the performance of Services after the Effective Date of this Agreement (including any Services Agreements) during the period of such employee’s employment with Accenture;

(f)	any claim asserted against Client by a Transferred Employee to the extent such claim arises from decisions, acts, omissions or violations of statute by Accenture with respect to such Transferred Employee’s employee/employer relationship with Accenture but not to the extent attributable to erroneous or incomplete information provided by Client;

(g)	Accenture’s failure to pay and discharge any taxes (including interest and penalties) for which Accenture is responsible pursuant to the provisions of this Agreement.
15.2	Indemnification by Client. Client will indemnify, defend and hold harmless Accenture, Accenture Affiliates and their respective employees, principals (partners, shareholders or other holders of an ownership interest, as the case may be) and agents from and against any and all Losses arising from claims by third parties, whether based in whole or in part in contract, tort, negligence, statute or otherwise, arising from any of the following:
(a)	the death of or bodily injury to any employee of Accenture or any Accenture Affiliate (or their respective subcontractors) to the extent directly caused by the gross negligence or willful misconduct of Client or any Client Affiliate;

(b)	the loss of or damage to the real or tangible personal property (whether owned or leased) of Accenture, any Accenture Affiliate or any of their respective employees or subcontractors to the extent directly caused by the gross negligence or willful misconduct of Client or any Client Affiliate;

(c)	the failure of Client to perform any of its obligations under any license, lease or other agreement between (i) Client and a third party (except to the extent the liability arises out of a failure of Accenture to perform an obligation assumed by Accenture under this Agreement) or (ii) for which Client has assumed or retained administrative, financial or operational responsibility (as applicable) pursuant to this Agreement;

(d)	Client’s failure to obtain any Consents for which Client is administratively responsible pursuant to the provisions of this Agreement or to have all necessary licenses or permits (including, but not limited to, any necessary third-party administrator, adjuster, or producer licenses);

(e)	any claim asserted against Accenture by current or former employees of Client arising out of actions or omissions of Client related to this Agreement (including any Services Agreements) during the period of such employee’s employment with Client;

(f)	any failure of Accenture to perform under any Accenture-Managed Agreement to the extent Accenture’s non-performance arose from errors or omissions in Client’s description of such Accenture-Managed Agreement delivered pursuant to Section 6.1 in lieu of complete and accurate copies of such Accenture-Managed Agreement; or

(g)	any third-party claim which arises in connection with the use by Client of any deliverable or Services provided by Accenture to Client under this Agreement, except to the extent (i) covered by Accenture’s indemnities set forth in Section 15.1 or 15.3, (ii) directly caused by Accenture’s negligence or willful misconduct, or (iii) directly caused by the failure of Accenture to meet any Service Level (other than Service Levels being measured in connection with any applicable Burn-In Period) or Accenture’s breach of any other material obligation hereunder.
15.3	Infringement Indemnity.

(a)	Accenture will indemnify, defend and hold harmless Client, any Client Affiliates and their respective employees, principals (partners, shareholders or other holders of an ownership interest, as the case may be) and agents from and against any and all Losses to any third party from claims that any Services, Work Product or Accenture Software (or the access or other rights thereto) provided by Accenture to Client pursuant to this Agreement (i) infringes a copyright held by that third party perfected under United States statute; (ii) constitutes misappropriation or unlawful disclosure or use of a third party’s trade secrets; or (iii) infringes a valid United States patent issued to a third party at the time a Deliverable is provided to Client or as of the applicable Services commencement date set forth in the applicable Services Agreement (collectively, “Infringement Claims”).

(b)	Client will indemnify, defend and hold harmless Accenture, any Accenture Affiliates and their respective employees, principals (partners, shareholders or other holders of an ownership interest, as the case may be) and agents from and against any and all Losses arising from claims by third parties that any equipment, software (including Client-Owned Software), information or other resources or items (or the access or other rights thereto) provided by Client to Accenture pursuant to this Agreement (i) infringes a copyright held by that third party perfected under United States statute; (ii) constitutes misappropriation or unlawful disclosure or use of a third party’s trade secrets; or (iii) infringes a valid United States patent issued to a third party of which Client was or should have been aware of (collectively, “Infringement Claims”), subject to the terms of Section 15.3(e), below.

(c)	Notwithstanding anything to the contrary herein, neither Party will have any liability or obligation to the other Party, such other Party’s Affiliates or any other Person under paragraph (a) or (b) above to the extent that the Infringement Claim is based upon (i) modifications to any item made by or on behalf of the indemnitee in a manner that causes the infringement, (ii) use of any item in combination with any hardware, software or other products or services in a manner that causes the infringement and where such combination was not within the reasonable contemplation of the Parties given the intended use of the item, (iii) the failure of a Party to use corrections or enhancements to such deliverables that are made available by the other Party, (iv) detailed, non-discretionary designs or specifications provided by the indemnitee that necessarily caused such Infringement Claim, or (v) the indemnitee’s distribution, marketing or use for the benefit of third parties (other than to provide Services to the Client hereunder or Client’s use in the ordinary course of business for the benefit of customers, which for the avoidance of doubt will not include the provision of services similar to the Services to third parties)) of the deliverable or item. In addition, Accenture will not be liable for claims of infringement arising from or related to the provision of help desk services, call center services or automated attendant services using computer telephony integration.

(d)	If any deliverable, item or Service provided by a Party hereunder is, or in such Party’s reasonable judgment is likely to become, the subject of an Infringement Claim, the providing Party, at its expense and in addition to defending the claim and paying damages as required by (a) or (b) above, will use reasonable efforts to procure for the other Party the right to use and continue using such deliverable or replace it with a non-infringing equivalent or modify it to make its use hereunder non-infringing, provided that such replacement or modification does not result in a degradation of the performance or quality of the deliverable. If such option is not available on commercially reasonable terms in the providing Party’s good faith judgment, the providing Party will so notify the other Party, whereupon (A) the other Party will cease use of such deliverable or Service and return it to the providing Party and (B) the Parties will equitably adjust the Service Charges to reflect the added expenses or discontinuation of Services. In such event, the Parties will seek to establish mutually acceptable alternative arrangements and to make any appropriate adjustments to their respective obligations under this Agreement through the execution of a Change Request pursuant to Section 8.9.

(e)	The foregoing provisions of this Section 15.3 constitute the Parties’ sole and exclusive remedies and each Party’s entire liability with respect to infringement claims.
15.4	Indemnification Procedures. The following procedures will apply with respect to indemnification for third-party claims arising in connection with this Agreement:
(a)	Promptly after receipt by a Person entitled to indemnification hereunder (an “Indemnitee”) of written notice of the assertion or the commencement of any claim, demand, action, cause of action or other proceeding by a third party, whether by legal process or otherwise (a “Claim”), with respect to any matter within the scope of Sections 15.1, 15.2 or 15.3 the Indemnitee will give written notice thereof to the Party from whom indemnification is sought pursuant hereto (the “Indemnitor”) and will thereafter keep the Indemnitor reasonably informed with respect thereto; provided, however, that the failure of the Indemnitee to give the Indemnitor such prompt written notice will not relieve the Indemnitor of its obligations hereunder except to the extent such failure results in prejudice to the Indemnitor’s defense of such Claim. Within 15 days following receipt of written notice from the Indemnitee relating to any claim, but no later than 10 days before the date on which any response to a complaint or summons is due, the Indemnitor will notify the Indemnitee in writing that the Indemnitor will assume control of the defense and settlement of such claim (the “Notice”).

(b)	If the Indemnitor delivers the Notice relating to any claim within the required notice period, the Indemnitor will be entitled to have sole control over the defense and settlement of such claim; provided, however, that the Indemnitee will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim. After the Indemnitor has delivered a Notice relating to any claim in accordance with the preceding paragraph, the Indemnitor will not be liable to the Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense of such claim.

(c)	If the Indemnitor fails to assume the defense of any such Claim within the prescribed period of time, then the Indemnitee may assume the defense of any such Claim at the cost and expense of the Indemnitor. The Indemnitor will not be responsible for any settlement or compromise made without its consent, unless the Indemnitee has tendered notice and the Indemnitor has then failed to assume and defend the claim and it is later determined that the Indemnitor was liable to assume and defend the claim. The Indemnitor will reimburse the Indemnitee for its costs and expenses incurred as a result of Indemnitor’s failure to assume the defense of such Claim.

(d)	The Indemnitee will provide reasonable assistance to the Indemnitor (at the Indemnitor’s expense), including reasonable assistance from the Indemnitor’s employees, agents, independent contractors and Affiliates, as applicable. Notwithstanding any provision of this Section 15.4 to the contrary, the Indemnitor will not consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed.
ARTICLE XVI
LIMITATION OF LIABILITY AND RISK ALLOCATION
16.1	Limitation of Liability.
(a)	Subject to the exclusions set forth in paragraphs (b) and (c) below, if either Party will be liable to the other Party for any matter relating to or arising from this Agreement, whether based upon an action or claim in contract, tort, warranty, equity, intended conduct or otherwise (including any action or claim arising from the acts or omissions of the liable Party), the aggregate amount of damages recoverable against the liable Party under any Services Agreement with respect to any and all breaches, performance, nonperformance, acts or omissions hereunder will not exceed an amount equal to (i) for Services Agreements with a Services Agreement Term of less than 12 months, the Charges for Services paid to Accenture under the specific Services Agreement under which such claim arises or (ii) for Services Agreements with a Services Agreement Term of 12 months or more, the Charges for Services paid to Accenture under the specific Services Agreement under which such claim arises during the twelve-month period immediately preceding the most recent event (or if the Services Agreement Term is at least twelve months and such event occurs within the first twelve months of the Services Agreement Term, the amount estimated to be paid in the first twelve months of the Services Agreement Term).

(b)	The limitation described in paragraph (a) above will not apply to (i) Accenture’s obligations under Sections 13.1 [Confidentiality], 15.1 [Indemnification] or 15.3 (a) [Infringement Indemnity], (ii) Client’s obligations under Sections 13.1, 15.2 or 15.3(b), (iii) Client’s nonperformance of its payment obligations for Services provided or for termination or related charges pursuant to this Agreement, or (iv) willful misconduct by Accenture.

(c)	Notwithstanding the exclusion of Section 15.3(a) in paragraph (b) above, Accenture’s patent indemnity obligations under Section 15.3(a)(iii) for U.S. patents issued after execution of the applicable Services Agreement shall be limited to two times the limitation of liability set forth in subsection (a) above for the applicable Service Agreement.

(d)	Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other Party pursuant to this Agreement by taking appropriate and commercially reasonable actions to reduce or limit the amount of such damages.

(e)	If Accenture fails to meet any Service Level with respect to which a Service Level Credit applies or if Client is due any Vital Service Credit under Services Agreement No. 1, in addition to receiving such Service Level Credit or Vital Service Credit, Client may elect to pursue such other remedies as may be available at law or in equity against Accenture, subject to the terms and conditions of this Agreement; provided, however, that any damage award obtained by Client against Accenture shall be reduced by any Service Level Credit or Vital Service Credit received by Client with respect to the incident from which such damage award resulted.
16.2	Limitation on Category of Liability. Subject to the exclusions set forth in paragraphs 16.1(b) and (c) above, in no event will the measure of damages payable by either Party include, nor will either Party be liable for, any consequential, indirect, incidental, exemplary, special or punitive damages (including, without limitation, damages due to business interruption or lost profits, savings, competitive advantage or goodwill) arising from or related to this Agreement, regardless of the type of claim, whether in contract, tort, warranty, negligence, strict liability or other legal or equitable theory, whether or not foreseeable, and regardless of the cause of such damages even if the Party has been advised of the possibility of such damages in advance.
16.3	Contractual Statute of Limitation. Neither Party may assert against the other Party any claim through mediation, arbitration or litigation for breach or nonperformance in connection with this Agreement unless the asserting Party has given the other Party written notice of the claim within two years after the asserting Party first knew or reasonably should have known of the underlying facts giving rise to such claim. Notwithstanding the foregoing, Accenture shall have no obligation to indemnify Client pursuant to Section 15.3 with respect to any Deliverable following the fifth anniversary of the delivery date of such Deliverable.

16.4	Recourse. The Parties agree that they will look only to the corporate or firm assets of the other Party in connection with any liabilities hereunder and in no event will they have any claim against any shareholder, partner or holder of an ownership interest in the other Party in connection with this Agreement.
16.5	Insurance. Accenture shall maintain for its benefit commercial general liability coverage and umbrella and/or excess liability coverage with minimum total limits of $3,000,000 per occurrence and in the aggregate for property damage and bodily injury. Accenture shall name Client as an additional insured for covered claims to the extent Accenture owes client an indemnity with respect to this Agreement on its commercial general liability and umbrella and/or excess liability coverage. Accenture shall maintain for itself and its employees a Fidelity Bond in the amount of $10,000,000 per loss and in the aggregate.
16.6	Allocation of Risks; Acknowledgements and Applicability of Limitations.
(a)	Each Party acknowledges to the other that it understands the legal and economic ramifications of this ARTICLE XVI. Each Party acknowledges that (i) the Parties are sophisticated commercial enterprises with relatively equal bargaining power, (ii) the provisions of this ARTICLE XVI were the subject of active and complete negotiation and constitute an essential element of the benefit of the bargain reflected in this Agreement, (iii) such provisions, together with the indemnities, representation and warranties, set forth the bargained-for allocation of risk under this Agreement, (iv) such Party actively considered such provisions in determining the specific risks that it assumed in agreeing to its obligations under this Agreement and the price to be paid to Accenture in consideration for its services under this Agreement and (v) the Parties had meaningful choices with respect to such provisions, and such provisions are not unreasonably favorable to either Party. Each Party irrevocably accepts the limitations and exclusions contained in this ARTICLE XVI.

(b)	The limitations and exclusions contained in this ARTICLE XVI will apply regardless of (i) the form or action (including, without limitation, any action in contract, warranty, negligence, gross negligence, tort, strict liability or statute and any action for breach of representation or warranty contained in ARTICLE XI, (ii) any claim or finding that any breach of or default under this Agreement was total or fundamental, (iii) the type of damages, (iv) any claim or finding with respect to the adequacy, failure, purpose or sufficiency of any remedy offered or provided under this Agreement and (v) whether a Party was informed or aware of, or otherwise could have anticipated the possibility of, such damages or liability.
ARTICLE XVII
TERMINATION
17.1	Termination for Cause by Client. Client may after (i) complying with ARTICLE VIII, and (ii) giving at least 30 days prior written notice identifying specifically the basis for such notice and referring to this Section 17.1, terminate this

Agreement or a Services Agreement, in whole but not in part, for Accenture’s material breach of its material service obligations under this Agreement or a Services Agreement unless Accenture has within such 30-day period either (x) cured such breach (if such breach is curable) or (y) made substantial progress to cure such breach (if such breach is curable) and implemented a plan that results in a cure of such breach within 60 days. Such notice will specify the effective date of such termination. For the avoidance of doubt, in the event Accenture fails to meet a Critical Service Level (other than Critical Service Levels being measured pursuant to an applicable Burn-In Period) expressly agreed upon by the Parties in an applicable Services Agreement at least four (4) times in six (6) consecutive months, Client may terminate the applicable Services Agreement pursuant to the provisions of this Section 17.1, unless otherwise agreed by the Parties in the applicable Services Agreement. Notwithstanding any provision of this Agreement to the contrary, although Accenture may undertake the contractual obligation to meet the Service Levels set forth in the applicable Services Agreement, Accenture’s failure to comply with any particular Service Level (except with respect to Service Levels being measured during any applicable Burn-In Period) will not necessarily be deemed to constitute a per se material breach of this Agreement.
17.2	Termination for Cause by Accenture. Accenture may after (i) complying with ARTICLE VIII, and (ii) giving at least 30 days prior written notice identifying specifically the basis for such notice and referring to this Section 17.2, terminate this Agreement or a Services Agreement, in whole but not in part, for (x) the failure by Client to pay undisputed charges owed to Accenture when due under such Services Agreement or under any such Services Agreement or (y) to comply with Client’s obligation to pay escrow disputed amounts pursuant to Section 10.9 unless Client has within such 30-day period cured such breach described in (x) or (y), or (z) Client’s material breach of its obligations under ARTICLE XIII and ARTICLE XIV, or any other obligation hereunder or under this Agreement or the applicable Services Agreement, unless Client has within such 30-day period either (1) cured such breach (if such breach is curable) or (2) made substantial progress to cure such breach (if such breach is curable) and implemented a plan that results in a cure of such breach within 60 days. In such event, Client shall be responsible to pay all Stranded Costs, and other Termination Amounts (as set forth in the applicable Services Agreement(s)). Such notice of termination will specify the effective date of such termination. For the avoidance of doubt, Accenture shall not suspend or terminate performance of the Services under any Services Agreement until Accenture has complied with this Section 17.2; provided, however, that if Accenture terminates for Client’s failure to pay undisputed amounts (or failure to escrow disputed amounts as required pursuant to Section 10.9), Accenture may require payment monthly in advance in respect of Termination Assistance Services.
17.3	Termination for Convenience. On or after the two-year anniversary of the Effective Date, Client may terminate the Agreement (including all Services Agreements then in effect), in whole but not in part, for convenience (i.e., for any reason or for no reason) upon at least six months’ prior written notice to Accenture and payment of any Stranded Costs, and other Termination Amounts set forth in all the Services Agreements then in effect. Client’s termination right hereunder is unfettered and unrestricted and is not subject to any good faith obligations in connection with the exercise of such right.

Client’s payment of the Stranded Costs and Termination Amounts to Accenture pursuant to a Termination for Convenience is intended to and does wholly compensate Accenture for all amounts arising from the termination of this Agreement prior to its full term, except for amounts then contractually due and owing under the Agreement, and all costs and amounts due to Accenture associated with post-termination assistance to Client.
17.4	Termination for Divestiture . In the event that Client undertakes a spin-off, divestiture or other corporate transaction that results in a reduction of the volumes of Services below the identified threshold set forth in a Services Agreement, before Accenture shall be obligated to make any changes to the affected Services (including increasing or decreasing service volumes or making changes in the personnel or assets used to deliver the Services), the Parties shall meet to discuss the impact on the terms, scope and pricing to the Agreement and mutually agree upon any appropriate changes pursuant to Section 8.9 of this Agreement. In the event the Parties are unable to reach such mutual agreement within 120 days of such spin-off, divestiture or other transaction, then Accenture shall have the right to terminate the affected Services Agreement upon written notice to Client. In the event of any termination under this Section 17.4, Client shall pay to Accenture the Stranded Costs, Demobilization Costs and other Termination Amounts then-applicable to such Services Agreement as if such termination occurred pursuant to Section 17.3.
17.5	Termination for Insolvency. In addition to all other rights or remedies provided for in this Agreement or by law, either Party may terminate this Agreement (including all Services Agreements) in whole, but not in part, in the event the other Party: (a) makes a general assignment for the benefit of creditors, (b) admits in writing its inability to pay debts as they mature, (c) a trustee, custodian or receiver is appointed by any court with respect to the other Party or any substantial part of such Party’s assets, (d) an action is taken by or against the other Party under any bankruptcy or insolvency laws or laws relating to the relief of debtors, including the United States Bankruptcy Code and such action is not dismissed within sixty (60) days of commencement of the action; or (e) the other Party is the subject of a winding-up petition which is not dismissed within five business days, or a resolution is passed for its winding-up.
17.6	Termination Amounts.
(a)	Upon any termination or expiration of this Agreement other than pursuant to Section 17.1, the provisions of the applicable Services Agreement will apply in relation to any Termination Amounts due to Accenture under such Services Agreements, along with any Demobilization and Stranded Costs not specifically included in such Services Agreements.

(b)	If Client purportedly terminates this Agreement pursuant to Section 17.1 but Accenture disputes Client’s right to so terminate this Agreement or a Services Agreement and it is ultimately determined that Client did not have the right to terminate this Agreement or a Services Agreement pursuant to Section 17.1, then for purposes of determining the amounts payable to Accenture pursuant to the applicable Services Agreements, such termination will be deemed to have been a termination for convenience effected pursuant to Section 17.3.
17.7	Survival of Provisions. Upon the expiration or termination of this Agreement for any reason, the provisions of ARTICLE XIII, ARTICLE XIV, ARTICLE XV, ARTICLE XVI, ARTICLE XVII, and ARTICLE XXI will survive indefinitely.
ARTICLE XVIII
DISPUTES
18.1	Informal Dispute Resolution.
(a)	Prior to the initiation of formal dispute resolution procedures, the Parties will first attempt to resolve any dispute, controversy or claim arising under or in connection with this Agreement (a “Dispute”) informally, as follows:
(i)	First, the Client Services Agreement Executive and the Accenture Services Agreement Executive will meet as often, for a duration and as promptly as the Parties deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute.

(ii)	If the Client Services Agreement Executive and the Accenture Services Agreement Executive are unable to resolve the Dispute within 30 days after the referral of the Dispute to them, the Dispute will be referred to the applicable Services Agreement Steering Committee. The Services Agreement Steering Committee will use reasonable efforts to resolve such Dispute or, if appropriate, to negotiate a modification or amendment to this Agreement or the applicable Services Agreement. The Service Management Steering Committee will meet as often, for a duration and as promptly as the Parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute.

(iii)	If the Services Agreement Steering Committee is unable to resolve the Dispute within 30 days after such referral, then each of Accenture and Client will appoint one senior executive who is not involved on a day-to-day basis with the subject matter of this Agreement. Such senior executives will meet as often, for a duration, and as promptly as the Parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute.

(iv)	During the course of such discussions, all reasonable requests made by one Party to another for non-privileged information, reasonably related to the Dispute, will be honored in order that each of the Parties may be fully apprised of the other’s position. The specific format for such discussions will be left to the discretion of the Parties, but may include the preparation of agreed-upon statements of fact or written statements of position.

(b)	Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:
(i)	the good faith determination by the appointed senior executives that amicable resolution through continued negotiation of the matter does not appear likely; or

(ii)	30 days following the date that the Dispute was first referred to the appointed senior executives.
(c)	For disputes as to payment of fees or other amounts due where the amount in question exceeds one month’s fees, the time periods for the levels of review provided in Sections 18.1(a) and 18.1(b) above shall be 10 days rather than 30 days.
18.2	Arbitration. If a Dispute cannot be resolved as provided in Section 18.1, the Parties will resort to arbitration as set forth below.
(a)	Any dispute, controversy, or claim arising out of, relating to, involving, or having any connection with this Agreement, a Services Agreement, or otherwise related to Accenture’s Services, including any question regarding the validity, interpretation, scope, performance, or enforceability of this dispute resolution provision, shall be exclusively and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and the AAA Optional Procedures for Large, Complex Commercial Disputes. Any arbitration will be conducted on an individual, rather than a class-wide, basis.
(i)	The arbitration shall be conducted in Chicago, Illinois unless the parties agree on another location.

(ii)	The arbitration shall be conducted by three arbitrators. Each Party shall appoint an arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other Party by fifteen (15) days after the due date of the respondent’s answering statement. The two Party-appointed arbitrators shall jointly agree upon and appoint a third arbitrator who shall serve as the chairperson of the arbitral panel. The Party arbitrators shall obtain the chairperson’s acceptance of such appointment and notify the Parties in writing of said appointment and acceptance within thirty (30) days after their appointment and acceptance as Party arbitrators. If the two Party-appointed arbitrators are unable to agree upon the selection and appointment of the chairperson within that time frame, they shall so notify the Parties in writing. Upon such notice, one or both of the Parties may request in writing that the chairperson be appointed by AAA in accordance with the AAA Rules. The AAA shall notify the Parties in writing of the appointment and acceptance of the chairperson within twenty-one (21) days of receiving such request.

(iii)	The Parties shall be entitled to engage in reasonable discovery, including requests for production of relevant non-privileged documents. Depositions and interrogatories may be ordered by the arbitral panel upon a showing of need. It is the Parties’ intent that the discovery proceedings be conducted in a cost-effective manner.

(iv)	All decisions, rulings, and awards of the arbitral panel shall be made pursuant to majority vote of the three arbitrators. The award shall be in accordance with the applicable law, shall be in writing, and shall state the reasons upon which it is based. The arbitrators shall have no power to modify or abridge the terms of this Agreement. The award of the arbitrators shall be final, and judgment on the award may be entered by any court having jurisdiction to do so.

(v)	Costs incurred in the arbitration proceeding, including attorneys’ fees and expenses, shall be borne in the manner determined by the arbitral panel.

(vi)	Nothing in this Agreement shall prevent the Parties, prior to the formation of the arbitral panel, from applying to a court of competent jurisdiction for provisional or interim measures or injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration. Once the arbitral panel is in place, it shall have exclusive jurisdiction to hear applications for such relief, except that any interim measures or injunctive relief ordered by the arbitral panel may be immediately and specifically enforced by a court of competent jurisdiction.

(vii)	This Section 18.2 shall not apply to any claim arising from any patent or registered trademark. Such claims shall not be subject to arbitration and instead shall be subject to judicial resolution. In addition, any issue regarding the enforceability of the prohibition against class-wide arbitration will be decided by a court of competent jurisdiction and not by an arbitrator.

(viii)	Unless otherwise agreed by the Parties or required by law, the Parties, the arbitrators, and AAA shall maintain the confidentiality of all documents, communications, proceedings, and awards provided, produced, or exchanged pursuant to an arbitration conducted under this Section 18.2.
18.3	Exceptions to Dispute Resolution Procedure. The provisions of Sections 18.1 and 18.2 will not be construed to prevent a Party from: a) seeking a temporary restraining order or injunctive or other equitable relief with respect to a breach (or attempted breach) of this Agreement by the other Party; or b) instituting litigation or other formal proceedings to the extent necessary (i) to avoid the expiration of any applicable limitations period or (ii) to preserve a superior position with respect to other creditors.
ARTICLE XIX
AUDIT RIGHTS
19.1	Operational Audits.
(a)	Subject to the provisions of Section 19.3, Accenture will provide to such auditors (including third-party auditors and Client’s internal audit staff) as Client may designate in writing, access to any Accenture Service Location at which the Services are being performed, to appropriate Accenture management personnel and material subcontractors, and to the data and records maintained by Accenture with respect to the Services for the purpose of: (i) performing audits and inspections of Client and its businesses (including any audits necessary to enable Client to meet its applicable regulatory requirements); (ii) to verify the integrity of Client Data and the condition of Client-Provided Hardware located at such Accenture Service Location; (iii) to examine the systems that process, store, support and transmit such Client Data; and (iv) to confirm that the Services are being provided in accordance with this Agreement, including the Service Levels. The scope of such audits may, to the extent applicable, include, without limitation: (x) Accenture’s practices and procedures; (y) the adequacy of general controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls) and security practices and procedures; and (z) the adequacy of disaster recovery and back-up procedures. Any such audits will be conducted at Client’s expense.

(b)	Accenture will provide an annual type 2 Statement on Auditing Standards (“SAS”) 70 or equivalent audit to Client in all Accenture Service Locations that are common Accenture delivery centers (i.e., service centers from which services are provided to multiple clients, such as India, the Philippines, and China), at no cost to Client. The scope of these reports will be the infrastructure based common controls that support the clients served from the common Accenture delivery centers. The control objectives are based upon guidance from the Information Technology Governance Institute. In addition to this SAS 70 report, Client, at its own expense, may further audit Accenture (either Client stand alone or common Accenture delivery center) in accordance with the terms of this ARTICLE XIX.
19.2	Financial Audits.
(a)	In order to document the Services and the Service Charges paid or payable by Client under this Agreement, Accenture will retain receipts for any expense amounts of $25 or more which are submitted to the Client for reimbursement pursuant to Section 10.3 and supporting documentation for at least three years.

(b)	Subject to the provisions of Section 19.3, Accenture will provide to such auditors as Client may designate in writing, access to such records and supporting documentation as may be reasonably requested by Client. Client may audit the Service Charges charged to Client to determine that such Service Charges are accurate and were calculated in accordance with this Agreement.

(c)	Any such audits will be conducted at Client’s expense; provided, however, that if, as a result of such audit, Client determines that Accenture has overcharged Client, Client will notify Accenture of the amount of such overcharge and Accenture will promptly pay to Client the amount of the overcharge. If the audit reveals an undercharge, Client will promptly pay to Accenture the amount of the undercharge, minus the out-of-pocket costs and expenses incurred for such audit.
19.3	General Principles Regarding Audits.
(a)	Client and its auditors will use commercially reasonable efforts to conduct such audits in a manner that will result in a minimum of inconvenience and disruption to Accenture’s business operations. Audits may be conducted only during normal business hours and, except with respect to audits conducted in connection with Client’s regulatory requirements, no more frequently than annually unless material issues are discovered. Client and its auditors will not be entitled to audit: (i) data or information of other customers or clients of Accenture; (ii) any Accenture proprietary data including cost information unless such is the basis of a reimbursable or Pass-Through Expense; or (iii) any other Confidential Information of Accenture that is not directly relevant for the purposes of the audit. Client will provide Accenture with reasonable prior written notice of an audit. Accenture will use commercially reasonable efforts to cooperate in the audit, will make available on a timely basis the information reasonably required to conduct the audit and will assist the designated employees of Client or its auditors as reasonably necessary. Any request for additional assistance will constitute a request for New Services pursuant to Section 4.2. To the maximum extent possible, audits will be designed and conducted (in such manner and with such frequency) so as not to interfere with the provision of the Services. All information learned or exchanged in connection with the conduct of an audit, as well as the results of any audit, constitutes Confidential Information of Client and Accenture and will be subject to Section 13.1.

(b)	Client will not use any competitors of Accenture (or any significant Accenture subcontractor under this Agreement) in the outsourcing industry to conduct such audits. As of the Effective Date, such competitors of Accenture are listed on Appendix C. Upon the request of Client, Accenture will promptly prepare and provide Client with an updated list.

(c)	The auditors and other representatives of Client will execute and deliver such confidentiality and non-disclosure agreements and comply with such security and confidentiality requirements as Accenture may reasonably request in connection with such audits.
19.4	Audit Conferences.

(a)	Following any audit or examination, Client will conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Accenture to obtain factual concurrence with issues identified in the review and provide Accenture a copy of the audit report.

(b)	The Parties will meet to review each audit report promptly after the issuance thereof and mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Accenture will respond promptly to audit reports in writing, but in no event more than 30 days from receipt of each report.
ARTICLE XX
FORCE MAJEURE
20.1	Force Majeure Events.
(a)	Except with respect to disaster recovery or similar obligations (to the extent provided in a Services Agreement), each Party will be excused from performance under this Agreement and any applicable Services Agreement(s) (other than obligations to make payments that have become due and payable pursuant to this Agreement or the applicable Services Agreement) for any period and to the extent that it is prevented from performing any obligations pursuant to this Agreement or applicable Services Agreement, in whole or in part, as a result of a Force Majeure Event. If either Party is prevented from, or delayed in performing any of its obligations under this Agreement or applicable Services Agreement by a Force Majeure Event, it will promptly notify the other Party by telephone (to be confirmed in writing within five days of the inception of the delay) of the occurrence of a Force Majeure Event and describe, in reasonable detail, the circumstances constituting the Force Majeure Event and of the obligations, the performance of which are thereby delayed or prevented. Such Party will continue to use commercially reasonable efforts to recommence performance whenever and whatever extent possible without delay.

(b)	A “Force Majeure Event” will mean the occurrence of an event or circumstance beyond the reasonable control of a Party, provided that (i) the non-performing Party is without fault in causing or failing to prevent such occurrence and (ii) such occurrence cannot be circumvented by reasonable precautions and could not have been circumvented through the use of commercially reasonable alternative sources, workaround plans or other means. “Force Majeure Events” will include, without limitation, (i) explosions, fires, flood, earthquakes, catastrophic weather conditions, diseases or other elements of nature or acts of God, (ii) acts of war (declared and undeclared), insurrection, riot, civil disturbance or disorders, rebellion, sabotage, government regulations or government directive, embargoes, terrorist attacks, or explosions (each an event of “Political Instability”) (iii) acts of federal, state, local or foreign governmental authorities or courts, (iv) labor disputes, lockouts, strikes or other industrial action, whether direct or indirect and whether lawful or unlawful, (v) failures or fluctuations in electrical power or telecommunications service or equipment and (vi) delays or failures caused by the other Party or the other Party’s performance or third-party nonperformance (except that a Party will not be excused for delays or failures caused by such Party’s subcontractors or agents unless the event or circumstance is a Force Majeure as to such subcontractor or agent).

(c)	With respect to any Accenture off-shore facilities used to perform Services hereunder, if, as a result of Political Instability, government directive or Force Majeure Event, in the reasonable discretion of Accenture, there exists an unacceptable risk to its personnel or to any Accenture Service Location providing Services to Client Accenture may notify Client of such event. In the event that Accenture so notifies Client, Accenture and Client shall discuss the feasibility of continuing the affected Services at other Accenture premises not affected by the event of Political Instability or Force Majeure Event, including the cost related thereto, and either (i) mutually determine that Accenture shall locate to another site (after having reviewed the projected costs), in which event Accenture and Client will mutually agree upon, and share equally in the charges for Accenture’s services in planning, knowledge transfer and performing other transition activities associated with the change (but not standard Services provided hereunder, for which Client shall continue to be responsible for) and will share equally in all associated expenses and specifically identified transition costs, or (ii) not mutually agree on an alternative site, in which event either party may terminate the affected Services Agreement for its convenience as provided in such applicable Services Agreement and Accenture, subject to the provisions herein, shall provide Client with Termination Assistance Services as specified in an applicable Services Agreement to the extent reasonably possible, in light of the applicable Political Instability or Force Majeure Event.
ARTICLE XXI
MISCELLANEOUS
21.1	Client Affiliates. With respect to any Client Affiliates that receive Services from Accenture for their internal use under this Agreement, Client will (i) retain responsibility for payment of such Services; (ii) cause such Affiliates to comply with the applicable terms and conditions of this Agreement (including applicable Services Agreements); and (iii) upon the request of Accenture from time to time, obtain written assurances from such Affiliates that such Affiliates will abide by the applicable terms and conditions set forth in this Agreement.
21.2	Injunctive Relief. Each Party will have the right to seek injunctive or other equitable relief to address breaches (or attempted breaches) of the obligations of the other Party under this Agreement.
21.3	(a) Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party will assign this Agreement or any part hereof or any benefit or interest therein without the prior written consent of the other Party; provided, however, that either Party may assign this

Agreement (i) to any of its Affiliates and (ii) to any entity that acquires all or substantially all of the assets of such Party or to successor in a merger or acquisition of such Party. In the event of an assignment of this Agreement pursuant to the previous sentence, the assigning Party will not be released from any of its liabilities or obligations hereunder. In the event of any permitted assignment of this Agreement by either Party, the designated assignee will assume, in writing (in form and substance reasonably satisfactory to the other Party), the rights and obligations of the assigning Party under this Agreement. This Section 21.3 will not apply to the subcontracting by Accenture of any portion of the Services in accordance with Section 8.8.
(b)	Divestiture. Client shall notify Accenture as soon as practicably possible regarding any decision by Client to effect a divestiture of any portion of Client’s business. In the event of a divestiture of a portion of Client’s business and upon Client’s request, Accenture shall provide the Services, or a portion thereof which may be comprised solely of Termination Assistance Services, to the acquirer of such Client’s business in accordance with this Agreement for up to nine months following such divestiture; provided that, to the extent that Client is not financially obligated for the provision of such services to the divested entity, Accenture’s performance of such services shall be expressly subject to receiving payment for the Services monthly in advance (including reasonable compensation for incremental costs associated with providing the Services to such divested entity). Notwithstanding the foregoing, Accenture’s provision of Services to such acquirer shall be expressly subject to the execution by such acquirer of an agreement containing (i) confidentiality obligations satisfactory to Accenture and (ii) an express acceptance of the terms and conditions of this Agreement with respect to any Services provided to such third party. Accenture may cease providing the Services to such divested entity at any time (i) upon the failure of such divested entity to make payments in advance in respect of the Services, or (ii) if good faith negotiations with the acquirer have not commenced within three months of the divestiture with respect to a separate agreement similar to the Agreement for Accenture’s provision of Services during such nine-month period. Without diminishing Accenture’s obligation under this Section 21.3(b), Accenture may also enter into good faith negotiations with such acquirer to provide Services following such nine-month period pursuant to a separate agreement entered into by Accenture and such acquirer. Notwithstanding the foregoing, the terms of this Section 21.3 shall not be construed to limit Accenture’s rights under Section 17.4.
21.4	Cooperation; Consents. Each Party will cooperate with the other Party in good faith in the performance of its respective activities contemplated by this Agreement through, among other things, making available, as reasonably requested by the other Party, such management decisions, information, approvals and acceptances in order that the provision of the Services under this Agreement may be accomplished in a proper, timely and efficient manner. Where agreement, approval, acceptance or consent of either Party is required by any provision of this Agreement, such action will not be unreasonably withheld or delayed.

21.5	Compliance with Laws and Regulations. Notwithstanding any other provision of this Agreement to the contrary other than Section 7.5, each Party will retain responsibility for its compliance with all applicable laws and regulations relating to its respective business and facilities and the provision of services to third parties, including applicable export laws, regulations and orders. In performing their respective obligations under this Agreement, neither Party will be required to undertake any activity that would violate any applicable laws or regulations.
21.6	Relationship of Parties. In connection with this Agreement, each Party is an independent contractor. Except as expressly provided in this Agreement, Accenture does not undertake to perform any obligation of Client, whether regulatory or contractual, or to assume any responsibility for Client’s business or operations. This Agreement establishes and will only be construed as establishing a contract between unrelated business entities for the provision and purchase of certain services and does not and will not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. In no event will Accenture be deemed to be acting in a fiduciary capacity for Client. With respect to its own personnel, each Party is independently responsible for all obligations incumbent upon an employer.
21.7	Notice. Wherever under this Agreement one Party is required or permitted to give notice to the other Party, such notice will be in writing and will be delivered personally, sent by facsimile transmission, sent by nationally recognized express courier or sent by certified mail (return receipt requested). Any such notice will be deemed given when actually received and will be addressed as follows:
In the case of Client:
Affirmative Insurance Holdings, Inc.
4450 Sojourn Drive, Suite 500
Addison, TX 75001
Attention: Chief Information Officer
Facsimile Number: (708) 233-7013
with a copy (which will not constitute effective notice) to:
Affirmative Insurance Holdings, Inc.
4450 Sojourn Drive, Suite 500
Addison, TX 75001
Attention: General Counsel
Facsimile Number: (972) 728-6491
In the case of Accenture:
Accenture
161 N. Clark Street
Chicago, IL 60601
Attention: Jon G. Walters
Facsimile Number: (312) 652-2798

with a copy (which will not constitute effective notice) to:
Accenture LLP
Legal & Commercial Group
Attn: Financial Services North America Lead
161 N. Clark Street
Chicago, IL 60601
Either Party may change its address for notices upon giving ten days written notice of the change to the other Party in the manner provided above.

21.8	Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance will be declared judicially to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and it is the intent and agreement of the Parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting another provision that is legal and enforceable and that achieves the same objective.

21.9	No Third-Party Beneficiaries. Nothing contained in this Agreement is intended or will be construed to confer upon any Person (other than the Parties hereto and the Indemnitees specifically identified in ARTICLE XV) any rights, benefits or remedies of any kind or character whatsoever, and no Person will be deemed a third-party beneficiary under or by reason of this Agreement.

21.10	Publicity. All advertising, press releases, public announcements and public disclosures by either Party relating to this Agreement which includes (i) the other Party’s name, trade names, trademarks, logos, service marks or trade dress (collectively, “Name”) or (ii) language from which the connection of such Name may be inferred or implied, will be coordinated with and subject to approval by both Parties prior to release; provided, however, that (i) either Party may indicate to third parties that Accenture is providing services to Client and (ii) Accenture may use Client as a reference.

21.11	Amendment. This Agreement and the Services Agreements may not be modified or amended except by a written instrument executed by or on behalf of each of the Parties to this Agreement.

21.12	Entire Agreement/Priority. This Agreement (including the applicable Services Agreements and their respective Schedules and attachments, each of which is incorporated herein by reference) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof. There are no representations, understandings or agreements relating to this Agreement that are not fully expressed in this Agreement. In the event of a conflict or ambiguity between the Agreement and the applicable Services Agreement, the terms of the applicable Services Agreement will prevail.

21.13	Governing Law. This Agreement will be governed by and construed in accordance with the laws, other than choice of law rules, of the State of Illinois. The parties expressly agree to exclude the application of the U.N. Convention on Contracts for the International Sale of Goods (1980) to this Agreement and the performance of the parties contemplated under this Agreement, to the extent that such convention might otherwise be applicable.
21.14	Rules of Construction. The article and section headings and the table of contents contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or quarters will be deemed references to calendar days, months or quarters and (b) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” will be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. Unless the context otherwise requires, as used in this Agreement, all terms used in the singular will be deemed to refer to the plural as well, and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” References in this Agreement to “$” will be deemed a reference to United States dollars unless otherwise specified.
21.15	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement binding on the Parties, notwithstanding that both Parties are not signatories to the original or the same counterpart.
21.16	Alliance Disclosure. Accenture has alliances with certain third-party products and services vendors. As part of any such alliance relationship, Accenture may be entitled to receive from such vendors certain fees or other financial interest. Client acknowledges that Accenture’s alliance relationships may be beneficial to Accenture in the performance of its Services hereunder or under any Services Agreement.
          IN WITNESS WHEREOF, this Agreement has been duly executed by and on behalf of the Parties hereto as of the Effective Date.

CLIENT	ACCENTURE, LLP

By:	By:

Name:	Name:

Title:	Title:

APPENDIX A
DEFINITIONS
     “Accenture” will have the meaning specified in the preamble of this Agreement and include all Accenture Affiliates and subcontractors of Accenture or Accenture Affiliates, unless specifically stated or the context indicates otherwise. However, the use of the term “Accenture” to refer to Affiliates in separate countries shall not be construed as a requirement for, or evidence of, the presence or establishment of Accenture or the Affiliate doing business in a jurisdiction other than where it is domiciled.
     “administrative responsibility” means that such Party shall (x) provide operational support (including maintenance, deployment of refresh or upgrades) in respect of assets, and (y) manage contracts and licenses, including tracking renewal dates and license compliance provisions.
     “Affiliate” means any other Person that, directly or indirectly, through one or more intermediaries, is controlled by or under common control with a Party. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Accenture Service Locations” means those locations from which Services will be provided that are owned, leased or under the control of Accenture, its Affiliates, or subcontractors, initially as identified in the applicable Services Agreement.
     “Change Control Process” means the process set forth in Section 8.9 for proposing and approving Contract Changes.
     “Client” will have the meaning specified in the preamble of this Agreement and include all Client Affiliates and third parties of Client or Client Affiliates, unless specifically stated or the context indicates otherwise.
     “Client Data” means information regarding Client that is provided by Client to Accenture pursuant to this Agreement or created by Accenture under or arising out of data and records of Client pursuant to this Agreement.
     “Client Service Locations” means those locations from which Services will be provided that are owned, leased or under the control of Client, as identified in the applicable Services Agreement.
     “Contract Changes” means any changes to this Agreement that are within the scope of the Services. Examples include changes in Service Levels, Client-Provided Hardware, reporting requirements and applicable laws.
     “Contract Quarter” means the period between October through December; January through March; April through June; and July through September.

     “Consents” means consents, waivers, permits, clearances, approvals, rights (including, where applicable, sub-licenses) and other authorizations.
     “Demobilization Costs” means the costs reasonably incurred by Accenture in connection with either (i) the redeployment, demobilization and relocation of the applicable Accenture (or subcontractor) personnel who are then primarily dedicated to providing Services to Client or (ii) the termination of the applicable Accenture (or subcontractor) personnel (including severance, out-placement or related costs).
     “financial responsibility” means that such Party shall be responsible for all financial obligations with respect to the applicable asset, including costs associated with acquisition or leasing, and refresh and upgrade.
     “FTE” means a person dedicated to the Client account or in the case of nondedicated personnel, such group of persons whose business time expended in providing Services under this Agreement is, in the aggregate, approximately equal to the business time expended by one dedicated person.
     “Hardware” will mean computers and related equipment, including, as applicable, central processing units, personal computers and other processors, controllers, modems, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation and retrieval of information and data.
     “Liens” means, with respect to any properties or assets, any mortgage, pledge, claim, charge, hypothecation, assignment, security interest, lien or encumbrance or any preference, priority or other right or interest granted pursuant to a security agreement or preferential arrangement of any kind or character in respect of such properties or assets.
     “Losses” means losses, liabilities, damages, actions, claims, costs and expenses (including reasonable attorneys’ fees and disbursements).
     “Person” means any corporation, joint stock company, limited liability company, association, partnership, joint venture, organization, individual, business or other trust or any other entity or organization of any kind or character, including a court or other governmental authority.
     “Services Agreement” means an executed agreement between the parties that sets forth specific scope of services to be provided in accordance with and pursuant to the terms and conditions of the Agreement. The Services Agreement(s) shall contain detailed information related to specific service offerings, including but not limited to price, deliverables, acceptance criteria, term, Service Levels, minimum purchase commitments, and other terms and conditions specific to the scope of services being provided under such Services Agreement. For avoidance of doubt, while there may be multiple Services Agreements in effect at the same time under the Agreement, each such Services Agreement shall be separate and standalone, and have no impact or consequence on any other Services Agreement under this Agreement. In the event of a conflict between a Services Agreement and the Agreement, the Services Agreement shall take precedence and govern and control such conflict but only as it relates to such Services Agreement.
     “Stranded Costs” means (i) any unrecouped investments, costs or obligations, or the unrecovered portion of any amortized charges for such investments, costs or obligations, for any hardware, software or third-party service agreements primarily dedicated to providing Services to Client which have been made, incurred or assumed by Accenture in good faith in reasonable expectation of providing Services requested by Client pursuant to this Agreement (including obligations under unexpired lease, license or other agreements for hardware, software, third-party services or subcontracts) and (ii) any amount of accrued and unbilled revenue for Services provided under this Agreement.
     “Work Product” means the specifications, design documents, flow charts, software programs (including Developed Applications), documentation, reports and other similar work product that Accenture develops specifically for Client pursuant to this Agreement; provided, however, that Work Product will not include any Accenture Software.